As filed with the Securities and Exchange Commission on June 11, 2012

Registration No. 333-178624

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
AMENDMENT NUMBER SEVEN

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DNA PRECIOUS METALS, INC.

(Exact Name of Registrant)

Nevada	1040	37-1640902
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification Number)

9125 rue Pascal Gagnon, Suite 204
Saint Leonard, Quebec
Canada H1P 1Z4
(514) 852-2111
(Address and telephone number of principal executive officers)

James Chandik
9125 rue Pascal Gagnon, Suite 204
Saint Leonard, Quebec
Canada HIP 1Z4
(514) 852-2111
(Name, address and telephone number of agent for service)

Copies to:
Jeffrey G. Klein, P.A.
301 Yamato Road, Suite 1240
Boca Raton, FL  33431
(561) 953-1126

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer”, “accelerated filer”, a “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.001 par value per share	$3,000,000	$348.30

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Contents

Prospectus Summary	2
The Offering	4
Selected Financial Information	5
Risk Factors	5
Cautionary Note Regarding Forward-Looking Statements	15
Use of Proceeds	16
Determination of Offering Price	17
Dilution	18
Plan of Distribution	18
Dividend Policy	19
Management’s Discussion and Analysis of Financial Condition and Plan of Operations	19
Business	22
Management	34
Executive Compensation	36
Principal Shareholders	38
Description of Securities	39
Certain Transactions	40
Experts	40
Legal Matters	40
Where You Can Find Additional Information	40
Index to Financial Statements	F-1

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION,

DATED _______________, 2012

PRELIMINARY PROSPECTUS

DNA PRECIOUS METALS, INC.

12,000,000 Shares of Common Stock
Offered at $0.25 per share
Total Offering $3,000,000
  We are offering 12,000,000 (12 million) shares of our common stock at a price of $0.25 per share.  We may retain the services of licensed broker/dealers and compensate these broker/dealers with a cash commission not to exceed 10% of the proceeds raised by the broker/dealer.  To the extent that our common stock is sold by our officers or directors, no commissions will be paid.

The Offering will continue until all 12,000,000 shares of common stock are sold, the expiration of 360 days from the date of this prospectus, which period may be extended for up to an additional 180  days in our discretion, or until we elect to terminate the Offering, whichever event occurs first. If all 12,000,000 shares are not sold within this period, the Offering for the balance of the shares will terminate and no further shares will be sold.

There is no assurance as to the amount of proceeds that we may raise in this offering.  We are not required to sell a minimum number of shares in this offering. There will be no escrow of investor funds.  We will have immediate access to the proceeds of this offering.

There is no public market for our common stock and no assurance that a trading market will develop or, if it develops, that it will continue. Although we intend to apply, through a market maker, for trading of our common stock on the OTC Bulletin Board (“OTCBB”), public trading of our common stock may never materialize. If our common stock becomes traded on the OTCBB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by us and the selling shareholders.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

The purchase of the securities offered through this Prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 5.

 We are offering the securities on a best effort no minimum basis.  There are no minimum purchase requirements.

	Price to Investor	Commission (1)	Proceeds to the Company
Price per share	$0.25	$0.025	$.225
Maximum	$3,000,000	$300,000	$2,700,000

(1) There are no arrangements nor plans to use underwriters or broker/dealers to offer our Common Stock.  However, we reserve the right to utilize the services of licensed broker/dealers and compensate these broker/dealers with a commission not to exceed 10% of the proceeds raised.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________, 2012

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus before deciding to invest in shares of our common stock. Unless the context provides otherwise, all references to “DNA,” “DNA Precious Metals,” “we,” us,” “our,” or similar terms, refer to DNA Precious Metals, Inc. and its wholly owned subsidiary DNA Precious Metals Canada Inc.

In this prospectus all references to “$” or “dollars” mean the U.S. dollar, and unless otherwise indicated all currency amounts in this prospectus are stated in U.S. dollars. All references to “Cdn.$” refer to the Canadian dollar. All financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are reported in U.S. dollars.

Background

We were incorporated on June 2, 2006 in the state of Nevada.  Our original name was Celtic Capital, Inc.   On October 20, 2008, Celtic Capital, Inc. changed its name to Entertainment Educational Arts Inc. and on May 12, 2010, the Company changed its name to DNA Precious Metals, Inc. (the “Company”).

Our executive offices are located at 9125 rue Pascal Gagnon, Suite 204, Saint Leonard, Québec, H1P 1Z4, Canada and our telephone number is 514-852-2111.  We lease approximately 1,100 square feet of space at a monthly cost of $1,320.  We believe this space will be adequate for our ongoing operations.

Our Business

We are an exploration stage mining company.  We are in the business of exploring for gold, silver and base metal deposits, primarily muscovite (mica).  On June 9, 2011 we acquired ten (10) mining claims in the Montauban Mining Project located in the Montauban and Chavigny townships near Grondines-West in Portneauf County, Quebec, Canada (the “Property”).  We acquired the Property from 9215-8062 Quebec Inc. in consideration for the issuance of 5,000,000 (5 million) shares of our common stock.   We valued the shares of our common stock at $0.003 per share for total consideration of $15,000.

There is no affiliation between 9215-8062 Quebec Inc. and the Company or its officers and directors

The Property is easily accessible and all transportation infrastructures on the Property are in place.  Information from past prospectors indicates that there are zones of gold, silver and base metal mineralization on the Property.

Our primary objective  is to recuperate the precious metals from the mining residues (tailings) on the  Property.   The recuperation of the precious metals from the tailings is less expensive than traditional mining operations primarily because the mining residues have already been crushed and grinded by prior mining companies

The Mountauban Property in Quebec, Canada is our principal asset.  The entire Mountauban Property is approximately 340.36 hectares.  Our development plan for the Mountauban Property involves initiating mining and production in two phases, which we believe will reduce the amount of total capital required to bring the Mountauban Property into production.

We intend to apply for permitting and begin construction of the mill. However, before we can commence processing the tailings, we must obtain a Certificate of Authorization from the Quebec Provincial government The Certificate of Authorization will give us the right to operate a mine waste treatment plant.  Prior to submitting the application for the Certificate of Authorization, we must obtain a construction permit from the municipality and conduct a hydro geological study around the localization of the processing site.  All architectural drawings for the steel structural building must be prepared,  We also require plans for a footing foundation, drawings and design for the process mining circuit with specification  sheets for all mining equipment.  We must also present a process flow sheet, drawings for the tailing storage facilities, water management report, and a closure and restoration plan.

In March, we applied for the  Certificate of Authorization and anticipate the review process will take  up to 90 days.

Management

James Chandik serves as our president and chief executive officer.  Claude Girard serves as our vice president and director of field operations.  Jeffrey Bercovitch serves as our chief financial officer.    All three serve on our Board of Directors.  (See “Management” for a detailed description of their business experience.

Our Common Stock

As of the date of this prospectus, we had 76,100,000 shares of our common stock issued and outstanding.

Currently, there is no public market for our common stock.  We intend to request a market maker to file a Form 211 to be approved for quotation on the Over-the-Counter Bullet Board electronic quotation system, (“OTCBB).  The Company is not permitted to file a Form 211 with the OTCBB as only Market Makers may apply to the OTCBB for the issuer to get approval to quote the security.   We cannot provide you any assurance that our common stock will ever be quoted on the OCTBB.

Our Funding requirements

We will require approximately $2,700,000 to complete the infrastructure and construct a mill and implement and operate our business during the next 12 months.  We cannot provide any assurance that we will be able to raise sufficient funds to satisfy our funding requirements to secure required permitting, acquire the necessary equipment, to construct a mill and commence mining operations.

We have not entered into the necessary agreements that would enable us to obtain additional financing.  There is no guarantee or assurance that we will be able to enter into any agreement that will enable us to obtain additional financing.

We are an exploration stage company. At December 31, 2011 we had a working capital surplus of $458,516   However, we have  incurred losses from operations since inception, have no revenues, may incur further significant losses, have no established source of revenue, and are dependent on our ability to raise capital from shareholders or, possibly, advances or loans from related parties to sustain operations.  As such, our independent auditors have concluded that there is a substantial doubt that we will be able to continue as a going concern.

We are an emerging growth company

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as a company is deemed an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

•	a requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis included in an initial public offering registration statement;

•	an exemption to provide less than five years of selected financial data in an initial public offering registration statement;

•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;

•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•
an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

•	reduced disclosure about the emerging growth company's executive compensation arrangements.

           As an emerging growth company the company is also exempt from Section 404(b) of Sarbanes Oxley.   Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.  Similarly, as a Smaller Reporting Company we are exempt from Section 404(b) of the Sarbanes-Oxley Act and our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until such time as we cease being a Smaller Reporting Company.

As an emerging growth company the company is exempt from Section 14A (a) and  (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

The Company shall continue to be deemed an emerging growth company until the earliest of--

A.
the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

B.
the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

C.	the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

D.	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.

THE OFFERING

Securities being offered:	Up to 12,000,000 shares of our common stock, par value $.001

Offering price per share:	$0.25 per share

Net proceeds:
$2,700,000 (Assumes the sale of all shares of common stock by broker dealers.  No commissions will be paid to our officers or directors who sell any shares of common stock offered pursuant to this prospectus).

Use of proceeds:
We will use the proceeds of this offering to continue with our exploration program  apply for permitting, construct a mill and commence mining operations on the Property.  Specifically, net proceeds will be used to construct necessary facilities, purchase necessary equipment, fund the bonding of the affected areas for reclamation and closure, recruit and hire key operating positions, build a mill to process, gold silver and base metals for our own operations and third party mining companies and for general administrative and working capital needs.

Number of shares of common stock authorized and outstanding:	150,000,000 shares of common stock authorized and 76,100,000 shares of common stock issued and outstanding before the offering.

Risk Factors:	See Risk Factors included in this Prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

SELECTED FINANCIAL INFORMATION

We have derived the following summary of our statements of operations data for the years ended December 31, 2011 and for the  three months ended March 31, 2012 (unaudited) our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our financial data set forth below should be read together with our financial statements and the related notes to those statements, as well as  our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus

Selected Financial Information

BALANCE SHEET DATA:	As of March 31, 2012 Unaudited	As of December 31, 2011

Cash	$239,361	$556,674
Prepaid Expenses	$12,144	$11,911
Fixed Assets	$226,192	$198,700
Mining Assets	$15,000	$15,000
TOTAL ASSETS	$492,697	$782,285

Current Liabilities	$76,117	$110,069
Long Term Liabilities
Promissory Note	$501,250	$491,650

TOTAL LIABILITES	$577,367	601,719
Deficit accumulated during Developmental stage	$(1,252,834)	$(975,921)

STATEMENT OF OPERATIONS DATA:	For the Three Months Ended March 31, 2012(unaudited)	For the Three Months Ended March 31, 2011(unaudited)	June 2, 2006 (Inception) to March 31, 2012(unaudited)
Net Revenue:	-	-	-
Gross Profit:	-	-	-
Operating Expenses
Engineering Costs	$135,924	-	$503,017
Wages and Related Expenses	$47,938	-	$445,326

Total Expenses	$276,913	$11,073	$1,249,735

The foregoing summary information is qualified by and should be read in conjunction with our financial statements and accompanying footnotes, appearing elsewhere in this registration statement.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below together with all of the other information contained in this prospectus, including our consolidated financial statements and the notes thereto, before deciding whether to invest in shares of our common stock. Each of these risks could have a material adverse effect on our business, operating results, financial condition and/or growth prospects. As a result, you might lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

We are an exploration stage company and our business plan is unproven.  We have generated no revenues from our operations and incurred operating losses since our inception.

We are an exploration stage company, our business plan is unproven, and we cannot assure you that we will ever achieve profitability or, if we achieve profitability, that it will be sustainable.  We are subject to all of the risks inherent in a new business.  We have not generated any revenues to date.  At December 31, 2011, we had current assets in the amount of $568,585 and current liabilities totaling $110,069.  Long term liabilities totaled $491,650.  We had an accumulated deficit of ($975,921) as of December 31, 2011.  We have a working capital surplus of $458,511. We believe that our working capital is sufficient for us to continue our current operations.  But, we will require additional capital to build a processing mill and commence commercial operations.  We have no commitment for additional funding and will require the proceeds of this offering to begin construction on a mill.

We have no proven reserves.

The Property does not have known reserves of commercial gold or silver.  Our long-term success will be related to the cost and success our exploration and mining programs.  Mining for gold and silver and base metals is a highly speculative business, involving a high degree of risk. Few properties which are explored are ultimately developed into producing mines.  There is no assurance that our exploration program will result in any discoveries of commercial quantities of gold or silver.   There is also no assurance that, even if commercial quantities of gold or silver are discovered, a mine can be brought into commercial production. Production/discovery of gold and silver is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mine is also dependent upon a number of factors, many of which are beyond our control, such as the worldwide economy, the price of gold and silver, government regulations, including regulations relating to royalties, allowable production and environmental protection.

During our operations unexpected events may occur, including labor unrest, changes in government regulations, fires, floods, or earthquakes. It is not always possible to fully insure against such risks and we may decide not to take out insurance against such risks as a result of high premiums or for other reasons. Should such liabilities arise, they may impede our exploration activities, raise costs and otherwise reduce the commercial viability of the Property.

We may not identify proven reserves and our estimates may be inaccurate.

There is no certainty that any expenditures made in our exploration program will result in discoveries of commercially recoverable quantities of gold, silver or any base metal.   Most exploration projects do not result in the discovery of commercially extractable deposits of gold or silver and no assurance can be given that any particular level of recovery will in fact be realized or that any identified leasehold interest will ever qualify as a commercially developed. Estimates of mineralization, reserves, deposits and production costs can also be affected by such factors as environmental regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Material changes in estimated reserves, exploration and mining costs may affect the economic viability of any project.

We will be required to locate mineral reserves for our long-term success.

 Mines have limited lives based on proven and probable mineral reserves that are depleted in the course of production. To ensure continued viability we must offset depleted reserves by replacing and expanding our mineral reserves, through further exploration at the Property and/or the acquisition of new properties. Even if additional reserves are discovered, the process from exploration to production can take many years, during which the economic feasibility of production may change. Therefore, our ability to maintain or increase annual production of gold and other base or precious metals once mining activities commence, if at all, will be dependent almost entirely on our ability to bring new mines into production.

Mining is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business.

Mining involves various types of risks and hazards, including:

•	environmental hazards;

•	power outages;

•	metallurgical and other processing problems;

•	unusual or unexpected geological formations;

•	flooding, fire, explosions, cave-ins, landslides and rock-bursts;

•	inability to obtain suitable or adequate machinery, equipment, or labor;

•	metals losses; and

•	periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability.

Exploration for economic deposits of gold and silver is speculative.

Our business is very speculative since there is generally no way to recover any of the funds expended on exploration unless the existence of commercially exploitable reserves are established and the Company can exploit those reserves by either commencing mining operations, selling or leasing its interest in the property, or entering into a joint venture with a larger company that can further develop the property. Unless we can establish and exploit reserves before our funds are exhausted, we will have to discontinue operations.

Changes in the market price of gold, silver and other metals, which in the past has fluctuated widely, will affect the profitability of our operations and financial condition.

Our profitability and long-term viability depend, in large part, upon the market price of gold and other metals and minerals produced from our mineral properties. The market price of gold and other metals is volatile and is impacted by numerous factors beyond our control, including:

•	expectations with respect to the rate of inflation;

•	the relative strength of the U.S. dollar and certain other currencies;

•	interest rates;

•	global or regional political, financial, or economic conditions;

•	supply and demand for jewelry and industrial products containing metals; and

•	sales by central banks and other holders, speculators and producers of gold and other metals in response to any of the above factors.

A decrease in the market price of gold and other metals could affect the commercial viability of our Montauban Property and our anticipated development and production assumptions. Lower gold prices could also adversely affect our ability to finance future development at the Montauban Property, all of which would have a material adverse effect on our financial condition and results of operations. There can be no assurance that the market price of gold and other metals will remain at current levels or that such prices will improve.

Our estimates of resources are subject to uncertainty.

Estimates of resources are subject to considerable uncertainty. Such estimates are arrived at using standard acceptable geological techniques, and are based on the interpretations of geological data obtained from drill holes and other sampling techniques. Engineers use drilling results to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore bodies, expected recovery rates of metal from ore, comparable facility and operating costs and other factors. Actual cash operating costs and economic returns on projects may differ significantly from the original estimates, primarily due to fluctuations in the current prices of metal commodities extracted from the deposits, changes in fuel costs, labor rates, changes in permit requirements, and unforeseen variations in the characteristics of the ore body. Due to the presence of these factors, there is no assurance that any geological reports will accurately reflect actual quantities of gold or silver that can be economically processed and mined by us.

The mineralization estimates are based on interpretation and assumptions and may yield less mineral production, if any, under actual conditions than is currently estimated.

We have relied on independent geologists to conduct drilling samples on the Property.  When making determinations whether to continue any project, we must rely upon such estimated calculations as to the mineral reserves and grades of mineralization on the Property.  Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only.

These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:

•	these estimates will be accurate;

•	reserve or other mineralization estimates will be accurate; or

•	this mineralization can be mined or processed profitably.

          Any material changes in mineral reserve estimates and grades of mineralization may affect the economic viability of placing a property into production and a property’s return on capital.  Because we have not started mining operations at the Property and have not commenced actual production, mineralization estimates may require adjustments or downward revisions based upon further drilling and/or actual production experience.

In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our testing results to date.   There can be no assurance that minerals recovered in small scale tests will be duplicated in large scale tests under on-site conditions or in production scale.  Declines in market prices for gold and silver may render portions of our mineralization, reserve estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability of the Property. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our results of operations or financial condition.

Our exploration activities at the Montauban Property may not be successful, which could lead us to abandon our plans to develop the property and our investments in exploration.

Our long-term success depends on our ability to identify proven reserves and mine the Property and any other properties we may acquire, if any.  Exploration activities are highly speculative in nature, involves many risks and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor. The success of our exploration program is determined in part by the following factors:

•	the identification of potential gold mineralization based on surficial analysis;

•	availability of government-granted exploration permits;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at the Property. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. We cannot assure you that we will discover mineralized resources in sufficient quantities on the Property to commence commercial development.

We will need the proceeds from this offering to begin mining activities.

We are offering our shares of common stock on a best efforts basis.  If we do not sell all of the securities being offered, there is a substantial likelihood that we will not be able to begin mining activities.  Should this occur, we may cease operations and you will lose your investment .If all of the shares being offered are subscribed for, we expect that the proceeds from this offering will provide enough capital to acquire equipment, construct a mill and fund the first phase of our mining operation.  Thereafter we anticipate that revenues from mining operations will fund later phases of production. However, there can be no assurance that future revenues, if any, will be sufficient to fund future operations.

Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated and there is no assurance that our development activities will result in profitable mining operations.

We plan to estimate operating and capital costs for the Property based on information available to us and that we believe to be accurate. However, costs for labor, regulatory compliance, energy, mine and plant equipment and materials needed for mine development and construction may fluctuate significantly.  In light of these factors, actual costs related to our proposed mine development and construction may exceed any estimates we may make. We do not have an operating history upon which we can base estimates of future operating costs related to the Property.  We intend to rely upon our analysis of the future economic feasibility of the project and any estimates that may be contained therein. Studies derive estimates of cash operating costs based upon, among other things:

•	anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;

•	anticipated recovery rates of gold and other metals from the ore;

•	cash operating costs of comparable facilities and equipment; and

•	anticipated climatic conditions.

Capital and operating costs, production and economic returns, and other estimates may differ significantly from actual costs, and there can be no assurance that our actual capital and operating costs will not be higher than anticipated or disclosed.

In addition, any calculations of cash costs and cash cost per ounce may differ from similarly titled measures of other companies and are not intended to be an indicator of projected operating profit.

There can be no assurance that we will be successful in establishing mining operations or profitably exploiting mineral deposits.

Our goal is to commence mining operations on the Property. Commencement of any mining activities will be subject to construction of a processing mill,   roads, and other related work and infrastructure. As a result, we are subject to all of the risks associated with establishing new mining operations and business enterprises including:

•	the timing and cost, which can be considerable, of the construction of mining and processing facilities;

•	the ability to find sufficient gold reserves to support a mining operation;

•	the availability and costs of skilled labor and mining equipment;

•	the availability and cost of appropriate smelting and/or refining arrangements;

•	compliance with environmental and other governmental approval and permit requirements;

•	the availability of funds to finance construction and development activities;

•	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities; and

•	potential increases in construction and operating costs due to changes in the cost of fuel, power, materials, supplies, and other costs.

It is common in new mining operations to experience unexpected problems and delays during construction, development and mine start-up; delays in the commencement of mineral production often occur. Accordingly, we cannot assure you that our activities will result in profitable mining operations or that we will successfully establish mining operations or profitably extract gold or silver at the Property.

 Historical production at the Property may not be indicative of the potential for future development.

We currently have no commercial production at the Property and have never recorded any revenues from gold or silver production. You should not rely on the fact that there were historical mining operations at the Property as an indication that we will ever have future successful commercial operations at the Property. We expect to continue to incur losses unless and until such time, if ever, as the Property enters into commercial production and generates sufficient revenues to fund our continuing operations. The development of new mining operations requires the commitment of substantial resources for operating expenses and capital expenditures, which may increase in subsequent years as needed consultants, personnel and equipment associated with advancing exploration, development and commercial production are added. The amount and timing of expenditures will depend on the progress of ongoing exploration and development, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners and other factors, many of which are beyond our control.

We have no history as a company engaged in the mining business.

We have no history of earnings or cash flow from mining activities.  If we identify proven reserves and  are able to proceed to production, commercial viability will be affected by factors that are beyond our control such as the particular attributes of the deposit, the fluctuation in the prices of gold and silver, the cost of construction and operating a mining operation,  the availability of economic sources for energy, government regulations including regulations relating to prices, royalties, restrictions on production, quotas on exploration  as well as the costs of protection of the environment.

We face many operating hazards.

The development and operation of a mining property involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. These risks include, among other things, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents. Such occurrences may result in work stoppages, delays in production, increased production costs, damage to or destruction of mines and other producing facilities, injury or loss of life, damage to property, environmental damage and possible legal liability for such damages.

A shortage of critical equipment, supplies and resources could adversely affect our operations.

We are dependent on equipment, supplies and resources to carry out our mining operations, including input commodities, drilling equipment and skilled labor. A shortage in the market for any of these factors could cause unanticipated cost increases and delays in delivery times, which could in turn adversely impact production schedules and costs.

Operations at the Property will require a significant amount of water. Successful mining and processing will require careful control of project water usage and efficient reclamation of project solutions in the process.

Current global financial conditions have made access to financing more difficult.

Since the fall of 2008 there has been severe deterioration in global credit and equity markets. This has resulted in the need for government intervention in major banks, financial institutions and insurers, and has also led to greater volatility, increased credit losses and tighter credit conditions. These unprecedented disruptions in the credit and financial markets have had a significant adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for us to obtain, or increase our cost of obtaining, capital and financing for our operations.

We do not insure against all risks to which we may be subject in our planned operations.

We currently do not maintain insurance to insure against general commercial liability claims and losses of equipment. Any insurance that we secure will in all likelihood not cover all of the potential risks associated with a mining company’s operations, and we may be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not be available or may not be adequate to cover any resulting liability. Moreover, we expect that insurance against certain hazards as a result of exploration and production may be prohibitively expensive to obtain for a company of our size and financial means.

We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to us or to other companies within the mining industry.

Losses from events that are not covered by our insurance policies may cause us to incur significant costs that could negatively affect our financial condition and ability to fund our activities on the Property. A significant loss could force us to terminate our operations.

Drilling operations are hazardous, raise environmental concerns and raise insurance risks.

We intend to conduct our business in a way that safeguards public health and the environment and in compliance with applicable laws and regulations. Environmental hazards may exist on properties in which we hold an interest which are unknown to us and may have been caused by prior owners. Changes to drilling and mining laws and regulations could require additional capital expenditures and increase operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain operations uneconomic.

Local infrastructure may impact our exploration activities and results of operations.

Our activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges and power and water supplies are important determinants that affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage or government or other interference in the maintenance of such infrastructure could adversely affect our activities.

Our officers have no experience in managing a public company.

Our officers and directors do not have experience in managing a public company.  We do not have any employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.  During the course of our operations, we may identify other deficiencies that we may not be able to remedy in time to satisfy the requirements imposed by the Sarbanes-Oxley Act for compliance with that Section 404.  If we fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information.

We are subject to significant governmental regulations.

The Property is located in Quebec, Canada and is subject to extensive federal, provincial, and local laws and regulations governing various matters, including:

•	environmental protection;

•	management and use of toxic substances and explosives;

•	management of natural resources;

•	exploration, development of mines, production and post-closure reclamation;
•	labor standards and occupational health and safety, including mine safety

•	labor standards and occupational health and safety, including mine safety; and

•	historic and cultural preservation.

 Noncompliance may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in us incurring significant expenditures. We may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations will be more stringent which could cause additional expense, capital expenditures, restrictions on our operations and delays in the development of the Property.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All of our exploration and potential development and production activities are in the province of Quebec, Canada and are subject to regulation by governmental agencies under various environmental laws. These laws address, among other things, emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations.

Additionally, our operations will result in emissions of greenhouse gases, which may be subject to increased regulation in the future. In general, environmental legislation is evolving and the trend has been towards stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations requires significant capital outlays, and future changes in these laws and regulations may cause material changes or delays in our financial position, operations and future activities.  More stringent regulation may cause us to re-evaluate our activities.

Land reclamation requirements for the Property may be burdensome.

Land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

•	control dispersion of potentially deleterious effluents; and

•	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations we will have to allocate a portion of our financial resources that might otherwise be spent on further exploration and development programs.  Unanticipated reclamation work will adversely impact our operations.

We are required to obtain government permits and approvals.

Permits and approvals from various government agencies will be required.  We do not have the requisite permitting at this time.  We believe that we will be able to obtain required permitting.   However, there can be no assurance that delays will not occur to obtain these permits.   Moreover, any permits that we secure may be revoked if we cannot comply with applicable regulations.

We may experience difficulty attracting and retaining qualified management.

We are dependent on the services of key executives including James Chandik, Claude Girard and Jeffrey Bercovitch.  We will have to hire other highly skilled and experienced consultants.  Due to our relatively small size, the loss of these persons or our inability to attract and retain highly skilled employees may have a material adverse effect on our business or future operations. We do not maintain key-man life insurance on any of our officers or directors.

We compete with larger, better capitalized competitors in the mining industry.

The mining industry is intensely competitive in all of its phases, including financing, technical resources, personnel and property acquisition. It requires significant capital, technical resources, personnel and operational experience to effectively compete in the mining industry. Larger companies with significant resources have an advantage over us.  Competition for resources at all levels is very intense, particularly affecting the availability of manpower, drill rigs, mining equipment and production equipment. As a result, we may be unable to maintain or acquire financing, personnel or technical resources.

There are differences in U.S. and Canadian practices for reporting reserves and resources.

Since our operations are in Canada, resource estimates disseminated outside the United States are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements,. These practices are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated and inferred resources, which are generally not permitted in filings with the SEC. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.

Our directors and officers may have conflicts of interest as a result of their relationships with other companies.

Our directors and officers may serve as officers or directors for other companies engaged in natural resource exploration and development.  The directors and officers owe us a fiduciary obligation.  We have not yet established a policy to deal with potential conflicts of interest.

 Legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of rules and regulations which govern publicly-held companies. The Sarbanes-Oxley Act has resulted in a series of rules and regulations that increase responsibilities and liabilities of directors and executive officers. We are a small company with a limited operating history and no revenues.  This may influence the decisions of potential candidates we may recruit as directors or officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.

 Risks Related To Our Securities

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements  .

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:
- have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

- comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

- submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

-  disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Our financial statements may not be comparable to those of companies that comply with new or revised accounting standards.

We have elected to take advantage of the benefits of the extended transition period that Section 107 of the JOBS Act provides an emerging growth company, as provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.   Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Our status as an “emerging growth company” under the JOBS Act OF 2012 may make it more difficult to raise capital  when we need to do it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.

As a public company and particularly after we cease to be an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC and NASDAQ. In addition, our management team will also have to adapt to the requirements of being a public company. We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

However, for as long as we remain an “emerging growth company” as defined in the  JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will not be required to comply with certain provisions of the Sarbanes-Oxley Act for as long as we remain an “emerging growth company.”

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

Reduced disclosure requirements applicable to emerging growth companies may l make our common stock less attractive to investors.

As an  “emerging growth company” ,  we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In the event that your investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, your investment will be compromised because we do not intend to pay dividends.

We have never paid a dividend to our shareholders.  We intend to retain cash for the continued development of our business. As a result, your return on investment will be solely determined by your ability to sell your shares in a secondary market.

The market valuation of our business may fluctuate due to factors beyond our control and the value of your investment may fluctuate correspondingly.

The market valuation of developmental stage companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies.  Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

• changes in securities analysts’ estimates of our financial performance, although there are currently no analysts covering our stock;
• fluctuations in stock market prices and volumes, particularly among securities of emerging growth companies;
• changes in market valuations of similar companies;
• announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;
• variations in our quarterly operating results;
• fluctuations in related commodities prices; and
• additions or departures of key personnel.

Purchasers of our common stock will experience immediate and substantial book value dilution.

The price of the Shares offered hereunder is substantially higher than the net tangible book value of each outstanding share of stock.  Investors who purchase Shares in this Offering will suffer immediate and substantial dilution.

The Company is selling the shares of common stock offered in this prospectus without an underwriter and may not be able to sell any of the shares offered herein.

The common stock is being offered by our officers and directors.   No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any common shares.  There are no firm commitments to purchase any of the shares in this offering.  Consequently, there is no guarantee that the Company s capable of selling all, or any, of the common shares offered hereby.

Currently there is no established public market for our common stock, and there can be no assurances that any established public market will ever develop or that our common stock will be quoted for trading.

There is currently no established public market whatsoever for our securities.  A market maker will be asked to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA.   There can be no assurance that the market maker’s application will be accepted by FINRA nor can we estimate as to the time period that the application will require.  We are not permitted to file such application on our own behalf.  If the application is accepted, there can be no assurances as to whether

(i) any market for our shares will develop;

(ii) the prices at which our common stock will trade; or

(iii)       the extent to which investor interest in us will lead to the development of an active,   liquid trading
market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

 In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock.  Either of these factors could adversely affect the liquidity and trading price of our common stock.  Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly.  Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of exploratory stage mining companies and general economic and market conditions.

Because of the anticipated low price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities.  Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Because the SEC imposes additional sales practice requirements on brokers who deal in penny stocks, some brokers may be unwilling to trade them.  This means that you may have difficulty reselling your shares.

 Our common stock is classified as a penny stock and will be covered by Section 15(g) of the Securities Exchange Act of 1934.  These rules impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you.  Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares.  This could prevent you from reselling your shares and may cause the price of the shares to decline.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

 FINRA has adopted rules that require s broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock.  Further, many brokers charge higher transactional fees for penny stock transactions.  As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy and sell our stock.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

 This prospectus contains “forward-looking statements”.   Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of our management.

 Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	the timing and possible outcome of pending regulatory and permitting matters;

•	the timing and outcome of our possible feasibility study;

•	the parameters and design of any potential mining facilities at the Property;

•	future financial or operating performance;

•	the estimation of mineralization and the realization of mineral reserves, if any, based on mineralization estimates;

•	the timing of exploration, development, and production activities and estimated future production, if any;

•	estimates related to future costs of production, establishing mining operations, capital requirements, operating and exploration expenditures;

•	use of proceeds of this offering;

•	requirements for additional capital and our ability to raise additional capital;

•	government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses;

•	title disputes or claims;

•	limitations of insurance coverage; and

•	the future price of gold, silver, or other minerals.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Operating Results” contained in this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $2.7 million, assuming the sales of all securities through broker dealers.  To the extent that any of our securities are sold by officers or directors, no commissions will be paid in which case those additional funds will be allocated to working capital.

Gross Proceeds:	$3,000,000
Broker Commissions	$300,000
Net Proceeds	$2,700,000

There is no minimum dollar amount for this offering.   We  will have immediate access to your funds without regard to any dollar amount that we may raise.

As set forth in the table below, we have prioritized our Use of Proceeds based on the total dollar amount raised.

In the event that less than 25% of the offering is sold, it is unlikely that we will be able to implement our business plan and investors will lose their entire investment.

In the event that we sell 25% of the securities being offered,  we  will net $675,000.  These funds will be used for administrative requirements, such as legal, accounting, insurance and necessary administrative salaries for ongoing corporate activities.  In  addition we will use a portion of the proceeds for on-site development work such as site preparation, roads, foundations, electrical installation and the mill building installation.

In the event that we sell 50% of the securities being offered, we  will net a total of $1,350,000.  In addition to the disbursements described in the paragraph above, these funds will be used primarily for activities necessary to obtain and comply with certifications for processing the mining residues, in addition to administrative and corporate costs, and completion of site development work including the residue dam and water storage ponds.   We have allocated approximately $130,000 for  working capital.

In the event that we sell 75% of the securities being offered, we will  net a total of $2,050,000.  In addition to the disbursements described above, these funds will be used primarily for mill component acquisition and installation.  Funds will be used to allow for a portion of the mill  to be operational at  limited capacity and allow for further  testing.  We have also allocated an  additional  $75,000  for working capital.

In the event that 100% of the securities being offered are  sold,  we  will net a total of $2,700,000.  In addition to the disbursements described above, these funds will be used to complete the mill component acquisition and installation, and allow for commercial production to begin.    We have also allocated an  additional  $75,000  for working capital.

The Net Proceeds will be used as follows:

	Priority 1		Priority 2	Priority 3	Priority 4
Legal and accounting		$70,000
Heavy machinery rental i.e.; excavation shovel, loader and dump truck		$45,000
Install 10,000 square foot prefabricated steel building		$280,000
Insurance		$25,000
Infrastructure improvements including electricity, water, roads and concrete footing for building		$200,000	75,000
Residue park set-up and reparation of residue dam		$25,000	25,000
Officer and director salaries during set-up of mill		$30,000	100,000
Certifications for processing mining residues	$		295,000
Office lease and office related expenses	$		25,000
Truck purchase	$		25,000
Working Capital	$		130,000	75,000	75,000
Commence mill construction and establish processing circuit	$			600,000	600,000

TOTALS		$675,000	$675,000	$675,000	$675,000	$2,700,000

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $3,000,000 in this offering.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.  Among the factors considered were:

1.	Our lack of operating history;

2.	The proceeds to be raised by the offering;

3.	The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders; and,

4.	Our relative cash requirements

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

  The net tangible book value per share before the offering as of March 31, 2012 is $-0.001.    The net tangible book value per share after the distribution is $0.027 if 100% of the offering is sold; $0.020 if 75% of the offering is sold; $0.014 if 50% of the offering is sold; and $0.007 if only 25% of the offering is sold.

The amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers of the shares being offered is $0.028 if 100% of the offering is sold; $0.022 if 75% of the offering is sold; $0.015 if 50% of the offering is sold; and $0.009 if only 25% of the offering is sold. and

The amount of the immediate dilution from the public offering price which will be absorbed by such purchasers is $0.223 if 100% of the offering is sold; $0.230 if 75% of the offering is sold; $0.236 if 50% of the offering is sold; and $0.243 if only 25% of the offering is sold..

The following table sets forth the amount of dilution you will experience based upon the percentage of the shares of common stock sold in this offering.   The following table is based on the number of issued and outstanding shares of common stock as of March 31, 2012.

Percentage of Shares Sold in Offering	25%	50%	75%	100%
Number of Shares Sold in Offering	3,000,000	6,000,000	9,000,000	12,000,000
Price per share	$0.250	$0.250	$0.250	$0.250
Offering Proceeds	$750,000	$1,500,000	$2,250,000	$3,000,000
Offering Expenses	$75,000	$150,000	$225,000	$300,000
Capital Contributions (offering proceeds after expenses)	$675,000	$1,350,000	$2,025,00	$2,700,000
Number of shares outstanding before the offering	76,100,000	76,100,000	76,100,000	$76,100,000
Net tangible book value before the offering	$(84,670)	$(84,670)	$(84,670)	$(84,670)
Net tangible book value per share before offering	$(0.001)	$(0.001)	$(0.001)	$(0.001)
Number of shares after offering	79,100,000	82,100,000	85,100,000	88,100,000
Net tangible book value after the offering after expenses	$590,330	$1,130,330	$1,737,830	$2,345,330
Net tangible book value per share after offering after expenses	$0.007	$0.014	$0.020	$0.027
Increase to present stockholders in net tangible book value per share after offering	$0.009	$0.015	$0.022	$0.028
Percentage of ownership by public subscribers after offering	4%	7%	11%	14%
Percentage of ownership by existing shareholders after offering	96%	93%	89%	86%
Immediate dilution to public subscribers	$0.243	$0.236	$0.230	$0.223

PLAN OF DISTRIBUTION

We are offering up to 12,000,000 shares of common stock on a “best efforts no minimum” basis.   The offering price is $0.25 per share.  The common stock will be offered by our officers and directors.  No commissions will be made on any sales made by our officers or directors.  The Company reserves the right to use licensed broker/dealers and pay the brokers a cash commission of up to 10% of the proceeds raised by that broker.  We will have access to your funds without regard to the dollar amount of the funds raised.

Our officers and directors are not required to register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1 and are in compliance with the Rule..  Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer.  The conditions are that:

1.    The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2.     The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.     The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.      The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Section 15(g) of the Exchange Act - Penny Stock Rules

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder.  They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $2,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.

Regulation M

Our officers and directors, who will promote the shares,  are  aware that each  is required to comply with the provisions of Regulation M, promulgated under the Securities and Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes officers and/or directors, sales agents, any broker-dealers or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock or any other securities. We anticipate that we will retain all available funds and any future earnings, if any, for use in the operation of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements of our current or then-existing credit facilities and other factors our board of directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND PLAN OF OPERATION

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

The following discussion should be read in conjunction with, and is qualified in its entirety by, our financial statement, and certain other financial information included elsewhere in this prospectus.

We are an exploratory stage mining corporation. We have not commenced mining operations or generated revenues from our business operations.

We believe that we will be able to undertake mining operations subject to adequate funding.  Other than completion of this offering our only other source for cash has been additional investments by existing shareholders.  Proceeds from this offering will allow us to implement our expansion plan and begin mining operations.   If we raise the maximum amount in this offering, we believe that the proceeds will fund operations for a minimum of twelve months.

To meet our need for cash we are attempting to raise money from this offering.  We believe that we will be able to raise enough money through this offering to commence mining operations subject to securing required permits.   At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it we may not be able to fully implement our business plan.     If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money from another source.  We currently do not have a commitment for additional funding.

Plan of Operation

If we raise the maximum amount in this offering, we believe we can satisfy our cash requirements during the next twelve months.   Upon completion of our public offering, our specific goal is to profitably mine the Property.  However, bringing the Property into production will require identification of reserves, satisfying all permitting requirements, securing necessary equipment, construction of a mill and extraction of gold, silver and other base metals in an economically efficient manner

 Limited operating history; need for additional capital

There is no historical mining information about us upon which to base an evaluation of our performance.  We are in start-up operations and have not generated revenues.  We cannot guarantee we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a mining property,   including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We are seeking equity financing to provide for the capital required to implement our operations.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.  Equity financing could result in additional dilution to existing shareholders. Debt financing, if available, may impose restrictive covenants which will restrict our overall operations.

Results Of Operations For Fiscal Years Ended December 31, 2011  and December 31, 2010 and from June 2, 2006 (“Inception”) audited and for the Three Months Ended March 31, 2012 and 2011 and from Inception to March 31, 2012

Since Inception, we have not generated any revenues.  Expenses for the years ended December 31, 2011 and 2010 totaled $918,390 and $17,531.  From Inception through December 31,  2011, our total expenses were  $975,921.  We had limited operations in 2010 as our primary objective was to look for and identify prospective mining claims.   Expenses increased substantially in 2011 as a result of the acquisition of the Montauban property and exploration activities conducted on the Property.

 Our largest expenses in 2011 were engineering costs totaling $367,093 and $397,388 in wages and related expenses.  We did not incur engineering nor salary expenses in 2010.  Professional fees, primarily legal and accounting fees, totaled $116,162 as compared to $10,942 in 2010.During 2011 we incurred $17,200 in rental costs and $17,448 for general and administrative expenses.  Rental expense and general and administrative expenses totaled $1,303 and $5,286 in 2010.

 Our Net Loss for the period ended December 31, 2011 and 210 totaled $(918,390) and $(17,531) Our Net Loss since Inception totaled $(975,921).

For the three months ended March 31, 2012 and 2011 total expenses were $276,913 as compared to $11,603 in 2011.  The significant increase in our expenses is primarily  attributable to the commencement of operations.  Specifically, we incurred $135,924 in engineering costs, $47,938 in wages and related expenses,$50,352 in professional fees and $38,734 in general and administrative expenses.    Since Inception and through March 31, 2012 total operating expenses were $1,249,735.

Our Net Loss for the periods ended March 31, 2012 and 2011were $(276,913) and $(11,073). Total losses since Inception were $(1,252,834).

Liquidity and Capital Resources

Assets and Liabilities

To date, our operations have been primarily funded through debt and equity financing.   We secured approximately $670,000 in equity financing and $491,650 in debt financing.   Net cash provided by financing activities totaled $1,161,650.

On May 13, 2011 our Canadian subsidiary executed  a promissory note  in the amount of $500,000 CD$ ( $481,300 U.S.) with a non-affiliated third party  that matures on May 31, 2014. The note has a default interest rate of 5% per annum should repayment not occur by the maturity date.    In connection with the note, we issued 1,000,000 shares of stock that were valued at $3,000 CD$ (approximately $2,900 U.S.) in June 2011 for prepaid interest.

The balance of $500,000 CD$ ($491,650 US$) remains outstanding as of December 31, 2011 and $501,250 at March 31, 2012.

Our continued operations will be dependent upon our ability to secure either additional equity or debt financing. We currently have no commitment for additional debt or equity financing.  We do not expect to generate revenues from mining activities in the foreseeable future.   If  we do not undertake mining operations,  we believe that we will be able to generate revenues from our mill processing operations.

 At December 31, 2011 we had cash totaling $556,674 and prepaid expenses totaling $11,911.  At March 31, 2012 we had cash totaling $239,361 and prepaid expenses totaling $12,144.  The significant decline in our cash holdings is attributable to expenses we have incurred in connection with engineering and related costs and expenses related to our mining claims.   We also have fixed assets totaling $198,700 at December 31, 2011 as compared to $226,192 at March 31, 2012.

Our cash position was generated from the sale of our common stock and the execution of a $500,000CD$ ($481,300 U.S.) promissory note.  Current assets at December 31, 2011 totaled $568,585 as compared to $251,505 at March 31, 2012.  Our mining claims are valued at $15,000.   Total asssets at December 31, 2011 were $782,285 as compared to $492,697 at March 31, 2012.

Current liabilities at December 31, 2011 as compared to March 31, 2012 total $110,069 as compared to $76,117 and consists of  accounts payable.  Our long term liability consists of a promissory note in the amount of $491,650 and $501,250 respectively.

At December 31, 2011 we had a working capital surplus totaling $458,516 as compared to $175,388 at March 31, 2012.  Our working capital surplus is sufficient to meet our current operating expenses.  However, if we are going to implement our business plan and construct a mill, we will require the proceeds from the sale of the securities being offered in order to meet our working capital requirements over the next twelve months.

Equity Financings and Acquisitions:

In addition to the  $500,000 CDS ($491,650 US) debt financing, we have secured received $730,000 in equity financing.  At the time of issuance of any shares of our common stock,  we did not receive an independent valuation.  Management relied on its own judgment as to the valuation of the stock grants.

In November 2010, needing capital to commence operations and pay for legal and accounting fees, the Company offered 20 million shares of common stock at $0.003 per share.  The Company secured  $60,000 in connection with this offering.    There was  no quantifiable basis for offering the stock at  $0.003 per share.  Rather,  management relied on their own judgment in determining what a willing buyer would pay for a share of our common stock.

From November  2010 through June 11,  2011, it is management’s opinion that there were no  events   that would warrant any increase in the valuation of the Company’s common stock from its prior value of  $0.003 per share.

On June 9, 2011 the Company acquired the ten  mining claims at the  Montauban Mining Project for the issuance of 5 million shares of the Company’s common stock that we valued at $0.003 per share.  Until these mining  claims were acquired  there was no material change in the Company’s operations that would justify a valuation other than $0.003 per share.

Following the acquisition of the Property,  between June 2011 and October 2011 we sold 3,350,000 shares of our common stock at a price of $.20 per share for a total of $670,000.   Proceeds from the offering were primarily allocated to determine whether further exploration and/or development activities were warranted at the Property.  In furtherance thereof,  the Company hired engineers, conducted exploratory drilling operations, investigated permitting requirements, and undertook such other due diligence as deemed necessary by management.

We did not conduct any type of independent business valuation at the time of the offering.  The Board of Directors made a business decision to sell our common stock at $0.20 per share.  The Board did not use any quantifiable standards to determine the offering price.  The offering price of  $0.20 per share was  not indicative of the value of the Company.  Rather,  management believed that the offering price  was  reasonable given the risks and rewards.

The current offering price for our shares of common stock is $.25 per share.  We have not secured an independent valuation of the Company.  In evaluating the offering price management considered the total dollar amount raised to date and the offering price per share in the most recent funding round.  Other factors used in setting the offering price were the steps taken to date by the Company in developing the  Property including but not limited to engineering costs, permitting, equipment purchases and infrastructure improvements.

We believe that until a trading market develops for the common stock, prospective investors will ultimately be the ones to determine whether the offering price is appropriate and represents the fair market value of the common stock.

Stock Grants

Through the date of this offering, we have relied on stock grants to recruit and retain our officers and directors.   We believe that on the date of the stock grants, the methodologies, approaches and assumptions that we used are consistent with the American Institute of Certified Public Accountants, “Practice Guide on Valuation of Privately-Held Company Equity Securities Issued as Compensation”, considering numerous objective and subjective factors to determine common stock fair market value at each issuance date, including but not limited to the following factors: (a) arm’s length private transactions; (b) shares issued for cash as a basis to determine the value for shares issued for services to non-related third parties; and (c) fair value of service provided to non-related third parties as a basis to determine value per share.

In June 2011 we issued a total of 5,000,000 shares of our common stock which we valued at $.003 per share.  The shares were issued as a bonus in recognition of the services provided by each officer.   At the time  management was issued shares of common stock, the Company had little or no value.

In September 2011 we issued 1,500,000  shares of our common stock to Mr. Chandik which we valued at $.20 per share. The $0.20 value is the same value the Company used in raising funds under their private placement.,

Plan of Operation For the remainder of Fiscal Year 2012 and for the first six months of 2013

We will focus our efforts on securing the required permits, improving the current infrastructure and constructing our mill.  In furtherance of these objectives,  we will continue with the permitting process,  obtain detailed engineering reports  while at the same time,  prepare the site for necessary infrastructure improvements.  We intend to bring powerlines to the site during the summer and have the mill building installed by the fall of 2012 Dam rehabilitation and earthworks for water storage and control will also be scheduled. We hope to have limited mill operations by the end of the year.  While operations will be reduced during the winter months,  we  hope to have the mill fully operational in mid-2013.

BUSINESS

DNA Precious Metals, Inc. (“we”, “us” “our” or the “Company”) is a Nevada corporation organized June 2, 2006.  Our original name was Celtic Capital, Inc.   On October 20, 2008, we changed our name to Entertainment Education Arts Inc.   On May 12, 2010, we changed our name to DNA Precious Metals, Inc. to more accurately reflect our new business plan.

We are an exploration stage mining company whose business objective is to identify proven reserves of gold and silver, construct a mill, build out the Property’s infrastructure and place the mine into production.   The Montauban Mining Project is located in the Montauban and Chavigny townships near Grondines-West in Portneauf County, Quebec, Canada (the “Property”).  The Property does not contain any known ore reserves according to the definition of ore reserves under Industry Guide 7 promulgated by the Securities and Exchange Commission (“SEC”).  Further work is required on the Property before a final determination as to the economic and legal feasibility of a mining venture can be made. There is no assurance that a commercially viable deposit will be proven through our exploration efforts.  The funds expended on our properties may not be   successful in leading to the delineation of ore reserves that meet the criteria established under SEC guidelines.

1.	MEASUREMENTS AND GLOSSARY

For ease of reference in reviewing our business, we are providing you with conversion information and abbreviations.

1 acre	= 0.4047 hectare	1 mile	= 1.6093 kilometers
1 foot	= 0.3048 meter	1 troy ounce	= 31.1035 grams
1 gram per metric ton	= 0.0292 troy ounce/ short ton	1 square mile	= 2.59 square kilometers
1 short ton (2000 pounds)	= 0.9072 ton	1 square kilometer	= 100 hectares
1 ton	= 1,000 kg or 2,204.6 lbs	1 kilogram	= 2.204 pounds or 32.151 troy oz
1 hectare	= 10,000 square meters	1 hectare	= 2.471 acres

The following abbreviations may be used herein:

Au	= gold	m2	= square meter
G	= gram	m3	= cubic meter
g/t	= grams per ton	Mg	= milligram
Ha	= hectare	mg/m3	= milligrams per cubic meter
Km	= kilometer	T or t	= ton
Km2	= square kilometers	Oz	= troy ounce
Kg	= kilogram	Ppb	= parts per billion
M	= meter	Ma	= million years

2.	GLOSSARY OF MINING TERMS

The following mining terms are used throughout this registration statement.

3.	SEC Industry Guide 7 Definitions

exploration stage	An “exploration stage” prospect is one which is not in either the development or production stage.

development stage
A “development stage” project is one which is undergoing preparation of an established
Commercially mineable deposit for its extraction but which is not yet in production. This stage occurs after completion of a feasibility study.

mineralized material	The term “mineralized material” refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

probable reserve
The term “probable reserve” refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced.
The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

production stage	A “production stage” project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

proven reserve
The term “proven reserve” refers to reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

reserve
The term “reserve” refers to that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction.
(“Bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tons and grade to include diluting materials and allowances for losses that might occur when the material is mined.

4.	Additional Definitions

alteration	any change in the mineral composition of a rock brought about by physical or chemical means

assay	a measure of the valuable mineral content

dip	the angle that a structural surface, a bedding or fault plane, makes with the horizontal, measured perpendicular to the strike of the structure

disseminated	where minerals occur as scattered particles in the rock

fault	a surface or zone of rock fracture along which there has been displacement feasibility study
a comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production

formation	a distinct layer of sedimentary rock of similar composition

geochemistry	the study of the distribution and amounts of the chemical elements in minerals, ores, rocks, solids, water, and the atmosphere

geophysics	the study of the mechanical, electrical and magnetic properties of the earth’s crust

geophysical surveys	a survey method used primarily in the mining industry as an exploration tool, applying the methods of physics and engineering to the earth’s surface

geotechnical	the study of ground stability

grade	quantity of metal per unit weight of host rock

heap leach
a mineral processing method involving the crushing and stacking of an ore on an impermeable liner upon which solutions are sprayed to dissolve metals i.e. gold, copper etc.; the solutions containing the metals are then collected and treated to recover the metals

host rock	the rock in which a mineral or an ore body may be contained

in-situ	in its natural position

lithology
the character of the rock described in terms of its structure, color, mineral composition, grain size and arrangement of tits component parts, all those visible features that in the aggregate impart individuality to the rock

mapped or geological mapping	the recording of geologic information including rock units and the occurrence of structural features, and mineral deposits on maps

mineral	a naturally occurring inorganic crystalline material having a definite chemical composition

mineralization	a natural accumulation or concentration in rocks or soil of one or more potentially economic minerals, also the process by which minerals are introduced or concentrated in a rock

outcrop	that part of a geologic formation or structure that appears at the surface of the earth

open pit or open cut	surface mining in which the ore is extracted from a pit or quarry, the geometry of the pit may vary with the characteristics of the ore body

ore	mineral bearing rock that can be mined and treated profitably under current or immediately foreseeable economic conditions

ore body	a mostly solid and fairly continuous mass of mineralization estimated to be economically mineable

ore grade	the average weight of the valuable metal or mineral contained in a specific weight of ore i.e. grams per ton of ore

oxide	gold bearing ore which results from the oxidation of near surface sulfide ore

preliminary assessment	a study that includes an economic analysis of the potential viability of Mineral Resources taken at an early stage of the project prior to the completion of a preliminary feasibility study

QA/QC	Quality Assurance/Quality Control is the process of controlling and assuring data quality for assays and other exploration and mining data

quartz	a mineral composed of silicon dioxide, SiO2 (silica)

rock	indurated naturally occurring mineral matter of various compositions

sampling analytical variance/ precision	an estimate of the total error induced by sampling, sample preparation and analysis

sediment	particles transported by water, wind or ice

sedimentary rock	rock formed at the earth’s surface from solid particles, whether mineral or organic, which have been moved from their position of origin and re-deposited

strike	the direction or trend that a structural surface, e.g. a bedding or fault plane, takes as it intersects the horizontal

strip	to remove overburden in order to expose ore

tailings	the residue from an ore crushing plant

THE PROPERTY

The Montauban Property was acquired from Company 9215-8062 Quebec Inc. in exchange for the issuance of 5,000,000 shares of our common stock. The previous claim owner, Rocmec Mining Inc., exchanged its ten claims to Forage Magma Inc. for drilling equipments it needed at the time. Soon thereafter, Forage Magma Inc. sold those claims to 9215-8062 Quebec Inc.  The ten claims were registered in the Quebec Government files directly from Forage Magma to 9215-8062 Quebec Inc.

No royalty payments are due in connection with the acquisition of the mining claims.  We have paid the administrative fees with respect to the mining claims Quebec through 2012.  Thereafter, we will be required to pay every two years an administrative fee of $452 for all of the mining claims.  This payment will be due the first quarter of 2013.

We are also required to allocate resources to each of the claims.  The Quebec Ministry of Resources requires us to incur $19,750 in expenses directly related to the development of our mining claims. We currently have a credit of approximately $76,800 which we can allocate amongst the ten mining claims. The credit is attributable to work that we have already completed on several of the mining claims

MINING HISTORY

The Montauban Tailings under study known as the “recent tailings” were produced by Anacon Lead Mines Ltd. between 1948 and 1955 and are situated within one kilometer northwest of the village. Reported production from this period amounts to over 87 M lbs of zinc, 34 M lbs of lead, close to 17,000 ounces of gold and over 2.6 M ounces of silver, extracted from a total of 1,375, 371 tons of ore processed.

GEOLOGY

Regional geology is mostly comprised of three main rock groups: the basement crust, the supracrustal rocks and the intrusive rocks which were respectively identified as the Mekinac Group, the Montauban Group and the La Bostonnais Complex. The Montauban Deposit is a three-kilometer long mineralized formation with a geology that is fairly complex being located within an extensively folded sequence of amphibolite facies rocks that are sandwiched between intrusions of granodioritic to gabbroic composition. In the mine area, these metamorphic rocks strike roughly North-South and dip ±60° to the East and consist of migmatitic biotite gneiss, amphibolite, quartzofeldspathic biotite gneiss and quartzite.

DRILLING SUMMARY

A systematical sampling program was developed to provide an accurate and homogeneous grid of data to estimate the Montauban Tailings potential. A 24 holes percussion drilling campaign was performed totaling 143,1 meters. This percussion drilling campaign was completing a previous 25 holes drilled earlier. A total of 49 holes totaling 302,3 meters of drilling was completed.  No proven or indicated reserves were identified.

PROPERTY DESCRIPTION AND LOCATION

The Montauban Property is composed of 10 mining claims totaling 340.36 hectares located in the Montauban-les-Mines sector of the Notre-Dame-de-Montauban municipality, in the Montauban Township, Portneuf County, province of Quebec. The property is located 120 km east of Quebec City and 80 km north of Trois-Rivières. The Montauban Tailings are located one kilometer west of Montauban-les-Mines with multiple land accesses. Manpower, water and electric power are easily available within the very same distance.

Figure I: Montauban Property Location Map

Pertinent data concerning the claims are presented in table I, these coming from the Quebec Government GESTIM website.

Claim #	Range	Lot	Area	Excess Work
1037669	1	42	12.55	$48,862.78
1118666	1	41	11.49	$0
1118667	1	41	12.32	$1,624.78
5233236	1	47	46.40	$23,900.91
5233237	1	46	48.80	$4,409.14
5233327	1	44	44.20	$0
5233328	1	45	43.30	$0
5233329	1	39	40.50	$0
5233330	1	40	40.50	$0
5233336	1	43	40.30	$0
Total			340.36

Table I: List of Claims

Figure II: Claim Reference Map

The Montauban Tailings are actually under the Government responsibility since the site was declared orphan. There are no environmental liabilities as such. However, the Company will have to obtain the necessary permits from the Authorities to realize any further field work having an impact on the environment, especially if remobilization of tailings is considered, as these are considered by the Authorities as toxic wastes.

ACCESS, CLIMATE, LOCAL INFRASTRUCTURES AND PHYSIOGRAPHY

The Montauban Municipality is accessible by route 363 from highway 40 linking Quebec City (120 km to the east) and Trois-Rivières (80 km to the southeast). Access to railway is also available less than 10 km to the northeast in Notre-Dame-des-Anges. The Montauban Tailings are located one kilometer west of Montauban-les-Mines with multiple land accesses.

From 1971 to 2000, Environment Canada Statistics reports daily average temperature of 18,8 °C in July and -14,2 °C for January. The extreme minimum temperature registered was of -45 °C (February 23, 1972) and the extreme maximum temperature reached 36,7 °C (August 1, 1975). The snow cover spreads from November to April, February being the month with the most important snow accumulation. The average yearly precipitation is 1138,8 mm, including rainfall (878,7 mm) and snowfall (260,2 mm). This data was collected at the Lac aux Sables station about 10 km to the northwest of Montauban.

Manpower, water and electric power are easily available within one-kilometer distance from the Montauban-les-Mines village. The region is rural, most of the farmers growing potatoes and corn. The equipment and personnel specialized in quarries are available within a 30 km radius from the Montauban Tailings in the surrounding municipalities (Notre-Dame-de-Montauban, St-Ubalde, Lac-aux-Sables, St-Casimir, St-Marc-des-Carrières and Ste-Thècle).

The area’s physiography is characterized by argilitic and sandy plateaus forming the foothills of the Laurentides. The Montauban Property is limited to the North West by the Batiscan River which is the main effluent in the area draining most of the Property towards the south to the St-Lawrence River. The topography consists of numerous small hills reaching an altitude of up to 220 m above the sea level from the valleys standing in average at 160 m elevation.

HISTORY

The mining history of the area began in 1910 with the discovery of the Pb-Zn Montauban Deposit by Mr. Elzéar Gauthier. The exploitation of the numerous base metal zones of the Montauban Mine were performed over the years by a series of successive owners: Mr. E. Gauthier (1910-1911), Mr. P. Tétreault (1911-1914), the Weedon Mining Company (1914-1915), the Zinc Company Ltd. (1915-1921), the Tetreault Estate (1921-1924), the British Metal Corporation (1925-1929), the Tetreault Estate (1929-1937), the Siscoe Metals Ltd./War Time Metals Corporation (1942-1944), Anacon Lead Mines Ltd. (1948-1956) and the Ghysleau Mining Corporation Ltd. (1957-1966). In 1966, most of the installations were decommissioned, and the mining rights on the Anacon Property expired in 1972.

In 1974, Muscocho Exploration Ltd. acquired the mining rights and performed over the following years numerous exploration programs leading to the definition of sufficient gold resources to start commercial gold production in 1983. The mine did produce gold and silver up to 1990 when production was stopped due to ore exhaustion. Over its production period, Muscocho processed 813,632 tonnes of ore producing 92,553 oz of gold and 323,376 oz of silver.

In 1981, a systematic sampling program was performed by Boville Resources Ltd. to evaluate the quantity and quality of mine tailings at Montauban-les-Mines, those tailings being the first period of exploitation between 1914 and 1944 located south of the access road to Montauban-les-Mines (Depatie (1982).

In 1999, Mirabel Resources Inc. performed a soil survey, a mag-VLF survey, some trenching and 18 diamond drill holes mostly on the south zone. In 2000-2001, more trenching and 17 short diamond drill holes were done on the north zone.

In 2003, Mirabel Resources Inc. performed limited gravimetrical tests on 4 samples equally split between core samples from former diamond drill holes and tailing samples of the “old tailings” taken close by the access road to Montauban-les-Mines (Bernard (2003)). The results showed that the gravimetric method gave good recoveries for the tailing samples but nothing significant for the rock samples.

The Montauban Tailings under study are known as the “recent tailings” located close to one kilometer north west of the village itself and that were produced from 1948 to 1955 by Anacon Lead Mines Ltd. Reported production from this period amounts to over 87 M lbs of zinc, 34 M lbs of lead, close to 17,000 ounces of gold and over 2.6 M ounces of silver, extracted from a total of 1,375,371 tons of ore processed.

GEOLOGY

Regional geology consists of three main rock groups: the basement crust, the supracrustal rocks and the intrusive rocks which were respectively identified as the Mekinac Group, the Montauban Group and the La Bostonnais Complex

The Montauban Group is composed of Helikian supracrustal rocks. Those are various gneiss, quartzites, amphibolites, metabasalts and calcosilicated rocks reaching less than 2 kilometers in thickness. The Montauban deposit is located in the upper part of this unit.

The Montauban Group is bordered to the East by the La Bostonnais Complex, an intrusive rocks complex formed of basic, tonalitic and felsic igneous rocks. To the West, the Montauban Group is in contact with the Mekinac Group mostly composed of charnockitic migmatites.

The Montauban Deposit is a three-kilometer long mineralized formation with a geology that is fairly complex being located within an extensively folded sequence of amphibolite facies rocks that are sandwiched between intrusions of granodioritic to gabbroic composition. In the mine area, these metamorphic rocks strike roughly North-South and dip ±60° to the East and consist of migmatitic biotite gneiss, amphibolite, quartzofeldspathic biotite gneiss and quartzite.

Locally, the Montauban mineralization is contained within a thin complex package of biotite gneiss, nodular sillimanite gneiss, cordierite-antophyllite gneiss, calc-silicate rocks and rocks as meta-exhalites (tourmalinite and, along strike iron formation and carbonate rocks).

The Montauban deposit is distributed within numerous different zones along the strike length of the mineralization, from South to North we have the zones: South, Tétreault, A, C, North and Montauban. All zones are zinc bearing with the exception of the South and North zones which are gold bearing.

MINERALIZATION

The base metal mineralization found in Montauban is massive to semi-massive sulphides, coarsely grained and mostly composed of sphalerite, galena, pyrrhotite, pyrite and chalcopyrite with minor quantities of cubanite, tetrahedrite and molybdenite.

The gold bearing mineralization is marginal and consists of disseminated pyrrhotite, galena, sphalerite and chalcopyrite with a large range of minor sulphides, sulphosalts and native minerals.

MONTAUBAN TAILINGS

The Montauban Tailings are covering a total area of 53,093 m² and amounts to a total volume of 250,750 m³ . Since this volume is composed of tailings and that the water table is located within most of the blocks derived from each hole, the specific gravity of the material had to be evaluated to estimate the tonnage that is present on site. The estimation of the specific gravity was performed on the last drilling campaign 24 holes since no recovery evaluation is available from the first drilling campaign. Recovery of tailings in the sampling process averaged about 76% from the last percussion drilling campaign. Recoveries were ranging from 40 to 100%, the lowest values being associated to the high water content of the deepest samples, the water table being at a depth of about 4,6 m (15 ft) within the pile of tailings. The averaged recovery was in the order of 81% (68 samples) for the upper portion of the tailings and it dropped to below 64% (27 samples) for the deeper portion (below the water table). The specific gravity is then estimated to be 1, 71 g/cm³.

Montauban Tailings hole location plan

The above graph shows the typical sections of the Montauban Tailings where it is clear that the drainage is towards the North (to the right on section C-C). It is also clear that the thickness is variable but not so thick compared to the value that should be reached if the whole production was to be still onsite. About 1.2 million tons were produced in the past; such a tonnage should be averaging over 13 meters in the Tailings pile. It is clear on site that an important fraction of the tailings was washed away through drainage.  .

Montauban Tailings typical sections

Figure X: Montauban Tailings view looking South

A total of 49 blocks were defined from the two previous percussion drilling campaigns. The drilling pattern is essentially regular with a hole each and every 30 meter on average. The block volumes were calculated with the help of the computer modeling program that defined one polygon for each and every hole drilled. The perimeter of the tailings was mapped with the help of a GPS device, this perimeter is the limit where the surface meshing of the holes’ collars meets the meshing of the bottom of the holes.  The block size is fairly regular averaging 8,740 tons, the smallest block being # 26 at 1 342 tonnes and the biggest one being # 21 at 24 334 tons.

To these metals one should add the mica content of the Montauban Tailings, the mica being mostly composed of the phlogopite type with some muscovite and minor amounts of biotite. The mica content is estimated to be at least 10 % of the total volume.  The mica is an industrial mineral that is valued according to the market conditions.

DRILLING RESULTS

The distribution of metals within the tailings is not homogeneous.  It was demonstrated with the 49 holes drilled on the Montauban Tailings that recoveries dropped from 81 to less than 64 % below the 4,6 m (15 ft) horizon, which is more or less the location of the water table within the Tailings. The impact is seen on metal content when gold is 67 % richer over this horizon, silver is up 73%, Copper also up 63%, and the winner being lead with a jump of 149%. The only one being evenly distributed is the zinc.

Example of block 15 showing richer upper portion of Montauban Tailings

MILL CONSTRUCTION

We intend to construct a mill to process mining residues. Our focus will be to produce gold and silver concentrate in addition to a saleable mica product.  By extracting mica and producing the gold and silver concentrate, we will reduce the sulphide content of the tailings thus lowering the environmental cost for the closure at the end of the operation.
Presently, there are no similar mills in the area surrounding our mining claims.  The on-site mill facility is planned to be constructed initially with gravity separation equipment, consisting of spiral classifiers and Nelson concentrators in addition to other equipment.   Test work to date has indicated that this configuration will effectively segregate the mica and produce a gold/silver concentrate.    There is a risk that the plant as built will not effectively separate the values as designed and planned. There is also a risk that the process being used is not ideal or optimal and that a different process may enhance or increase recovery of values.    We intend to continue testing to improve the recuperation and extraction process.  We have incorporated flexibility into our mill building design to allow for alternative/additional precious metal extraction processes to be installed.  Initial testing results indicate that recovery of mica, gold and silver is possible but economic feasibility has not been shown and there is the associated risk that the operation as planned will not be profitable either with respect to our own mining operations or refining tailings or other mining concentrates from other mining companies in close proximity to our operations.

Before gold and silver can be extracted from the tailings, the mica content must be removed.   If we are able to produce a mica concentrate which corresponds to market standards, we will have an additional revenue stream with little incremental costs. There is a risk that there is no market for the mica product to be produced.

To keep expenditures as low as possible, we intend to use refurbished milling equipment when possible. Our larger expenses include the mill building, electrical distribution, pumps, pipe valves, spiral classifiers, Nelson concentrators, table separator, trommel, loader and a conveyor.

Special attention will be devoted to the potential of the surrounding area to produce more tailings, whether from the S-W extension of the actual deposit onto the adjoining property, or from the zone North of the access road (former exploitation), or again from the old tailings (on the Excel adjoining property). All these tailings will have to be neutralized in order to permanently close the site. The actual gross problematic is in the hands of the Government and it is highly probable that they would be interested in ruling it out with the least amount of expenses as possible. It should also be noted that the Government files are reporting that more than 2 million tonnes of tailings are located in numerous piles in the surroundings of the Montauban village).

We anticipate that the mill will be able to process 1,000 tons per day. By constructing our own mill we will be able to reduce transportation costs.

With this exception, the actual presence of tailings in Montauban, no environmental problems are reported for the Montauban Tailings (known as the recent tailings).

POSSIBLE FURTHER ACTIVIITIES

We will also define further the local potential of other sources such as additional tailings or underground resources underneath the Property or close-by in the Montauban area.

MANAGEMENT

Officers and Directors

Our directors serve until their successor are elected and qualified.  Our officers are elected by the board of director to a term of one (1) year and serves until their successor is duly elected and qualified, or until they are removed from office.  The board of director has no nominating, auditing or compensation committees.

 The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
James Chandik 229 de Bergerac Repentigny, Quebec J6A 7V9	49	Chief Executive Officer President and Director

Claude Girard 144 des Percherons Gatineau, Quebec J8R 4A2	66	Vice President and Director

Jeffrey Bercovitch 5565 Glendrest Cote St. Luc, Quebec H4V 218	47	Chief Financial Officer, Secretary and Director

Background of officers and directors

James T. Chandik is our President and Chief Executive Officer.  Mr. Chandik received a Bachelor’s of Arts Degree in Economics from McGill University, Montreal, Quebec, Canada, in 1997.   From February 2009 through April 2010, Mr. Chandik served as a Regional Account Director for Disaster Kleanup Canada Quebec division.  Disaster Kleanup Canada is in the business of providing restoration services by networking the leading independent restoration contractors in North America. His responsibilities were to implement a network of independent restoration companies under the Disaster Kleenup banner and to increase the existing business within the insurance industry.  From August 2004 through October 2008,  Mr. Chandik served as the National Sales Director for Datacom Wireless Corp., Laval, Quebec, Canada. Datacom Wireless was in the business of GPS fleet management whereby companies were able to track and manage their vehicle fleet in real time through the internet via a cellular system package sold by Datacom Wireless. His duties included restructuring the sales organization in Canada and the United States, opening new offices across Canada and implementing new processes to insure efficiency. From 1997-2004 he worked in the telecommunications industry having worked as the general sales manager for    Navigata Communications and at Axxent Communications.

Claude Girard is our Director of Project Operations.  He has significant experience in the mining sector and has worked on various mining projects throughout Canada and particularly the Montauban Mine located in the Province of Quebec where he has acquired   knowledge and experience with the Montauban mining region. He has experience with drilling and excavating mineral reserves as well as transportation issues.   From 2003 through 2008, Mr. Girard was a representative for the sale and purchasing of mining equipment for Les Equipment De L’est, Montreal, Quebec, Canada.  Les Equipment De L’est was in the retail business of selling mining equipment. During this time, Mr. Girard’s main function was to assemble effective solutions for the processing requirements of mining clients.  From 1997 through 2003, Mr. Girard was the President and director of the Montauban Drilling Campaign for Resources Mirabel, Quebec, Canada.  Resource Mirabel was a Canadian junior mining company listed on the TSX Venture Exchange.  In this position, he was responsible for implementing strategic drilling on various mining claims.  From 2008 to January 2010, Mr. Girard worked on the renovation project of his personal home in Quebec, Canada

Jeffrey Bercovitch is our Chief Financial Officer.  From June 1991 through April 2005, Mr. Bercovitch was employed by Revenue Canada (the Canadian equivalent of the Internal Revenue Service) as a Tax Auditor of corporate tax returns.  From April 2005 through the present, Mr. Bercovitch has been a self-employed tax consultant, with his office in St. Leonard, Quebec, Canada.     Prior to his employment at Revenue Canada, Mr. Bercovitch was a bookkeeper for Merling Management Consultants, an accounting firm located in Montreal, Canada and was responsible for all bookkeeping as well as financial statement preparation .  Mr. Bercovitch received a Bachelor’s of Arts Degree in accounting in 1991 from Concordia University, Montreal, Quebec, Canada.  He has passed both the Canadian Management Accounting exams and the American Certified Public Accounting exams.

 Family Relationships

There are no family relationships among our directors and/or officers.

Involvement in Certain Legal Proceedings

During the past ten years:

1)           No petition pursuant to the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any of our officers or directors, or any partnership in which any such officer or director was a general partner at or within 2 years before the time of such filing, or any corporation or business association of which any such officer or director was an executive officer at or within 2 years before the time of such filing;

2)           None of our officers or directors has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)           None of our officers or directors has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such officer or director from, or otherwise limiting, the following activities:

(i)           Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)           Engaging in any type of business practice; or

(iii)          Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

4)             None of our officers or directors has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of any such officer or director to engage in any activity described in paragraph (f) (3) (i) of Item 401(f) of Regulation S-K, or to be associated with persons engaged in any such activity;

5)             None of our officers or directors has been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated;

6)             None of our officers or directors has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently  reversed, suspended or vacated;

7)             None of our officers or directors has been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)             Any federal or state securities or commodities law or regulation; or

(ii)           Any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)           Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8)             None of our officers or directors has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3 (a) (26) of the Exchange Act (15 U.S.C. 78c (a) (26)), any registered entity (as defined in Section 1 (a) (29) of the Commodity Exchange Act (7 U.S.C. 1 (a) (29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Overview of Compensation Program

Our compensation philosophy is based on our belief that our compensation programs should: be aligned with stockholders’ interests and business objectives; reward performance; and be externally competitive and internally equitable. We seek to achieve three objectives, which serve as guidelines in making compensation decisions:

(1)	Providing a total compensation package which is competitive and therefore enables us to attract and retain, high-caliber executive personnel;

(2)	Integrating compensation programs with our short-term and long-term strategic plan and business objectives; and

(3)	Encouraging achievement of business objectives and enhancement of stockholder value by providing executive management long-term incentive through equity ownership.

We may compensate our officers with cash compensation, common stock and common stock options. We have not established any quantifiable criteria with respect to the level of compensation, stock grants or options. Rather, the Board of Directors will evaluate cash, stock grants and stock options paid to similarly situated mining companies.  We do not have a Compensation Committee of the Board of Directors.

With respect to stock grants and options which may be issued to the Company’s officers and directors, the Board will consider an overall compensation package that includes both cash and stock based compensation which would be in line with the Company’s overall operations and compensation levels paid to similarly situated mining companies.  We may establish a Stock Incentive and Compensation Plan in order to implement a stock based compensation plan.  We anticipate that any such plan, if adopted will provide for the grant of  non-qualified stock options (“Non-Qualified Stock Options”), incentive stock options (“ISOs”, together with Non-Qualified Stock Options referred to herein as “Stock Options”), stock appreciation rights (“SARs”), restricted stock (“Restricted Stock”) and registered stock (“Registered Stock”), (collectively, the “Awards”) to eligible Participants.

The following table sets forth the compensation paid by us to our officers for the fiscal years ended December 31, 2011, 2010 and 2009.  This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.  The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

Executive Officer Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Comp Plans	Non- Qualified Deferred Comp on Earnings	Other	Total
James Chandik, CEO/DIR	2011 2010	60,000 -0-		$306,000(3) -0-	-0-	-0-	-0-	-0-	$366,000 -0-
	2009	-0-		-0-	-0-	-0-	-0-	-0-	-0-
Claude Girard Vice pres/dir	2011 2010	$48,000 -0-		$6,000 -0-	-0-	-0-	-0-	-0-	$54,000 -0-
	2009	-0-		-0-	-0-	-0-	-0-	-0-	-0-
Jeffrey Bercovitch, CFO/DIR	2011 2010	$24,000 -0-		$3,000 -0-	-0-	-0-	-0-	-0-	$27,000 -0-
	2009	-0-		-0-	-0-	-0-	-0-	-0-	-0-
Mark Ralston*	2011 2010	-0-- 0-		-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- 0-	-0- -0-
	2009	-0-		-0-	-0-	-0-	-0-	-0-	-0-
*Former Officer and Director

(1) Includes accruals of all salaries

(2) Except as set forth in footnote 3, the value of the stock awards is based on a cost of $0.003 per share. All stock awards reflect the aggregate grant date fair value  that is computed under ASC 718.

(3)  The value of the stock awards includes 2,000,000 shares of stock at a value of $0.003 per share and 1,500,000 shares of common stock at $0.20 per share

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

Beginning in 2011, all of our officers have executed employment agreements.

James Chandik:  Mr. Chandik has signed a one year employment agreement with the Company.  It may be renewed for two additional one year terms.   Effective June 1, 2011 he will receive an annual salary of $120,000.  He was issued 2,000,000 shares of the Company’s common stock in consideration for agreeing to serve as our chief executive officer and an additional 1,500,000 shares were issued in September 2011 as per his employment agreement.  If he remains employed by the Company, for the period June 1, 2012 through May 31, 2013 Mr. Chandik will receive an annual salary of $180,000 and be issued an additional 500,000 shares of common stock on June 1, 2012.  If his employment continues, Mr. Chandik’s base salary will be $216,000 for the period June 1, 2013 through May 31, 2014.  He will also be issued 500,000 restricted shares of our common stock on June 1, 2013.

Claude Girard:  Mr. Girard has signed a one year employment agreement with the Company commencing June 1, 2011.  It may be renewed for two additional one year terms. During his first year of employment, Mr. Girard will receive an annual salary of $96,000.  He has been issued 2,000,000 shares of the Company’s common stock in consideration for joining the Company.  If Mr. Girard’s contract is renewed for a second year, his annual salary will be $156,000 and he will be issued 300,000 shares of the Company’s common stock.  If his contract is renewed for a third year, he will receive an annual salary of $180,000 and be issued an additional 300,000 shares of common stock.  Prospective stock grants will be issued on June 1, 2012 and 2013 respectively.

Jeffrey Bercovitch: Mr. Bercovitch serves as our chief financial officer, secretary and as a member of our board of directors. He signed a one year employment agreement with the Company commencing June 1, 2011.  It may be renewed for two additional one year terms. During his first year of employment, Mr. Bercovitch will receive an annual salary of $48,000.  He has also been issued 1,000,000 shares of the Company’s common stock in consideration for joining the Company.  If Mr. Bercovitch remains employed by the Company, he will receive $66,000 in cash consideration and be issued 200,000 shares of the Company’s common stock during the second year of his employment.  If Mr. Bercovitch’s contract is renewed for a third year, he will receive an annual salary of $84,000 and be issued 200,000 shares of the Company’s common stock.  Prospective stock grants will be issued on June 1, 2012 and June 1, 2013 respectively.

 Compensation of Directors

Our directors are not compensated for their services as directors.  The board has not implemented a plan to award options to any director.  There are no contractual arrangements with any member of the board of directors.  We have no director’s service contracts.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Indemnification

Under our Articles of Incorporation and Bylaws of the Company, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares.  The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering.  The stockholders listed below have direct ownership of their shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner	Number of Shares Before The Offering	Percentage of Ownership Before the Offering	Percentage of Ownership after Offering Assuming all of the the Shares are Sold
James Chandik 229 Bergeron, Repentigny, Quebec J6A 7V9	3,500,000	4.6%	4.0%
Claude Girard 144 des Parcherons, Gatineau, Quebec J8R 4A2	2,000,000	2.6%	2.2%
Jeffrey Bercovitch 5565 Glencrest Ave, Montreal, Quebec H4V 218	1,000,000	1.3%	1.1%
54 Western Ore Place Inc.* 30 French Cay Close, Providenciales TCI, British West Indies	15,000,000	19.7%	17.0%
55 Strathmore Capital Inc. *** 34 Hawksbill Lane, Providenciales, TCI, British West Indies	15,000,000	19.7%	17.0%
All Officers and Directors as a Group (3)	6,500,000	8.5%	7.3%
*Patrick Poulin is the beneficial owner of Western Ore Place Inc.
**Christian Papachristou is the beneficial owner of 55 Strathmore Capital Inc.

 As of December 31, 2011 there were 76,100,000 shares of our common stock issued and outstanding.   All of the shares issued are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act.  Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing six months after their acquisition, provided we were not a shell company when the shares were issued.  Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There is no public trading market for our common stock.  There are no outstanding options or warrants to purchase, or securities convertible into, our common stock.  There are four holders of record for our common stock.

DESCRIPTION OF SECURITIES

DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

We are authorized to issue 150,000,000 shares of common stock, $.001 par value.   As of December 31, 2011 there were 76,100,000 shares of our common stock issued and outstanding.    The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if, declared by our Board of Directors;

•	Are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution, or winding up of our affairs;

•	Do not have preemptive, subscription or conversion rights, or redemption; and

•	Are entitled to one vote per share on all matters submitted to our stockholders for a vote at any meeting of stockholders.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value.  No class of preferred shares have been authorized nor have we   issued any shares of our preferred stock.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the issued and outstanding shares of that common stock, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares of that common stock will not be able to elect any of our directors.

 Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to our stockholders.  The declaration of any future cash dividend will be at the discretion of our Board of Directors and depend upon our earnings, if any, our capital requirements and financial situation, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but, rather, to reinvest earnings, if any, in our business operations.

Authorized but unissued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares of our capital stock.  Additional shares of our capital stock may be used for a variety of purposes, including future offerings to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved shares of our capital stock may be to enable our Board of Directors to issue shares of our capital stock to persons friendly to our current management, which issuance could render more difficult or discourage an attempt to obtain control of our Board of Directors by merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of our management and, possibly, deprive our stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will be required to file reports with the SEC under section 15(d) of the Securities Act.  The reports will be filed electronically.  The reports we will be required to file are Forms 10-K,    10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Transfer Agent:

 The transfer agent for our common stock is Olde Monmouth Stock Transfer Co., Inc. Its telephone number is (732) 872-2727, and its facsimile number is (732) 872-2728.

CERTAIN TRANSACTIONS

None.
EXPERTS

Our financial statements included in this prospectus have been audited by KBL, LLP.   Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Jeffrey G. Klein, P.A. has passed on the legality of the shares being offered herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC.

 For further information with respect to us and our common stock offered by this prospectus, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the completion of this offering, we will be subject to the information reporting requirements of the Securities Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.gctsemi.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2011 and 2010	F-3
Consolidated Statements of Operations and Comprehensive Loss For the Years Ended December 31, 2011 and 2010 and Period June 2, 2006 (Inception) through December 31, 2011	F-4
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) For the Period June 2, 2006 (Inception) through December 31, 2011	F-5
Consolidated Statements of Cash Flows For the Years Ended December 31, 2011 and 2010 and Period June 2, 2006 (Inception) through December 31, 2011	F-6
Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To the Directors of
DNA Precious Metals, Inc.
(formerly Entertainment Educational Arts, Inc.)
(an Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of DNA Precious Metals, Inc.. (the "Company") (formerly Entertainment Educational Arts, Inc.) (an exploration stage company) as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 2011 and 2010 and the period June 2, 2006 (Inception) through December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DNA Precious Metals, Inc. (formerly Entertainment Educational Arts, Inc.) (an exploration stage company) as of December 31, 2011 and 2010, and the results of its consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2011 and 2010 and period June 2, 2006 (Inception) through December 31, 2011 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is in process of executing its business plan and expansion. The Company has not generated significant revenue to this point, however, has been successful in raising funds in their private placement. The lack of profitable operations and the need to continue to raise funds raise significant doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/KBL, LLP

New York, NY
February 28, 2012

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

	IN US$
ASSETS
	DECEMBER 31,	DECEMBER 31,
	2011	2010
CURRENT ASSETS
Cash	$556,674	$39,070
Prepaid expenses	11,911	3,571
Total current assets	568,585	42,641

Fixed assets, net	198,700	-

Other Asset
Mining rights	15,000	-

TOTAL ASSETS	$782,285	$42,641

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$110,069	$-
Total current liabilities	110,069	-

LONG TERM LIABILITIES
Promissory note	491,650	-

TOTAL LIABILITIES	601,719	-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 10,000,000 shares authorized
0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized
76,100,000 and 60,000,000 shares issued and outstanding, respectively	76,100	60,000
Additional paid in capital	1,076,900	40,000
Deficits accumulated during the development stage	(975,921)	(57,531)
Accumulated other comprehensive income (loss)	3,487	172
Total stockholders' equity (deficit)	180,566	42,641

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$782,285	$42,641

 The accompanying notes are an integral part of these consolidated financial statements.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
IN US$

			JUNE 2, 2006
			(INCEPTION)
			THROUGH
	2011	2010	DECEMBER 31, 2011

REVENUE	$-	$-	$-

COST OF REVENUES	-	-	-

GROSS PROFIT	-	-	-

OPERATING EXPENSES
Engineering costs	367,093	-	367,093
Wages and related expenses	397,388	-	397,388
Professional fees	116,162	10,942	167,104
Rent	17,200	1,303	18,503
General and administrative	17,448	5,286	22,734
Total operating expenses	915,291	17,531	972,822

OTHER INCOME (EXPENSE)
Interest expense	3,099	-	3,099
Total other income (expense)	3,099	-	3,099

NET (LOSS)	$(918,390)	$(17,531)	$(975,921)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	67,941,096	43,013,699	45,554,818

NET (LOSS) PER SHARE	$(0.01)	$-	$(0.02)

COMPREHENSIVE LOSS
Net loss	$(918,390)	$(17,531)	$(975,921)
Currency translation adjustment	3,315	172	3,487
Total comprehensive loss	(915,075)	(17,359)	(972,434)

 The accompanying notes are an integral part of these consolidated financial statements.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD JUNE 2, 2006 (INCEPTION) THROUGH DECEMBER 31, 2011
IN US $

							Deficit
						Accumulated	Accumulated
					Additional	During the	Other
	Preferred Stock		Common Stock		Paid-In	Development	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Stage	Income (Loss)	Total

Balance - June 2, 2006	-	$-	-	$-	$-	$-	$-	$-

Common shares issued to founder	-	-	40,000,000	40,000	-	-	-	40,000

Net loss for the period	-	-	-	-	-	(40,000)	-	(40,000)

Balance - December 31, 2006	-	-	40,000,000	40,000	-	(40,000)	-	-

Net loss for the period	-	-	-	-	-	-	-	-

Balance - December 31, 2007	-	-	40,000,000	40,000	-	(40,000)	-	-

Net loss for the period	-	-	-	-	-	-	-	-

Balance - December 31, 2008	-	-	40,000,000	40,000	-	(40,000)	-	-

Net loss for the period	-	-	-	-	-	-	-	-

Balance - December 31, 2009	-	-	40,000,000	40,000	-	(40,000)	-	-

Common shares issued for cash	-	-	20,000,000	20,000	40,000	-	-	60,000

Net loss for the period	-	-	-	-	-	(17,531)	172	(17,359)

Balance - December 31, 2010	-	-	60,000,000	60,000	40,000	(57,531)	172	42,641

Shares issued for acquisition of mining rights	-	-	5,000,000	5,000	10,000	-	-	15,000
Shares issued to board members	-	-	5,000,000	5,000	10,000	-	-	15,000
Shares issued for interest on promissory note	-	-	1,000,000	1,000	2,000	-	-	3,000
Shares issued in private placement	-	-	3,350,000	3,350	666,650	-	-	670,000
Shares issued under employment agreement	-	-	1,500,000	1,500	298,500	-	-	300,000
Shares issued to engineer per agreement	-	-	250,000	250	49,750	-	-	50,000

Net loss for the period	-	-	-	-	-	(918,390)	3,315	(915,075)

Balance - December 31, 2011	-	$-	76,100,000	$76,100	$1,076,900	$(975,921)	$3,487	$180,566

 The accompanying notes are an integral part of these consolidated financial statements.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
IN US $
			JUNE 2, 2006
			(INCEPTION)
			THROUGH
	2011	2010	DECEMBER 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(918,390)	$(17,531)	$(975,921)

Adjustments to reconcile net (loss)
to net cash (used in) operating activities:
Common shares issued for services	368,000	-	408,000

Change in assets and liabilities
Increase in prepaid expenses	(15,737)	(3,571)	(19,308)
Increase in accounts payable and accrued expenses	117,387	-	117,387
Total adjustments	469,650	(3,571)	506,079
Net cash (used in) operating activities	(448,740)	(21,102)	(469,842)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of fixed assets	(198,699)	-	(198,699)
Net cash (used in) investing activities	(198,699)	-	(198,699)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received from promissory note	491,650	-	491,650
Cash received for common stock and liability for stock to be issued	670,000	60,000	730,000
Net cash provided by financing activities	1,161,650	60,000	1,221,650

Effect of foreign currency	3,393	172	3,565

NET INCREASE IN CASH AND CASH EQUIVALENTS	517,604	39,070	556,674

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	39,070	-	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$556,674	$39,070	$556,674

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

SUPPLEMENTAL NONCASH ACTIVITY
Common stock issued for mining rights	$15,000	$-	$15,000

The accompanying notes are an integral part of these consolidated financial statements.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

On June 2, 2006, Celtic Capital, Inc. was incorporated in the State of Nevada. On October 20, 2008, Celtic Capital, Inc. changed its name to Entertainment Educational Arts Inc. On May 12, 2010, the Company changed its name to DNA Precious Metals, Inc. (the “Company”). On October 29, 2010, the Company formed DNA Precious Metals, Inc. (CD), a Canadian company and as a result, is a wholly-owned subsidiary. The Company anticipates running all of their exploration operations through this entity.

The Company is an exploration stage company that is in the business of identifying mineral claim rights in Canada and throughout the United States. The Company has conducted minimal business to date.

The Company’s primary goal is to identify and acquire premium gold (Au) and silver (Ag) properties to create an international mining company. These mineralized properties that the Company will focus on acquiring, will have easy accessibility, transportation infrastructures in place on the property and most importantly have the potential to be brought into production quickly.

Presently, the Company is evaluating a premium multi-mineralized property in the province of Quebec located in Canada and is in discussions for the possible acquisition of this highly multi-mineralized mining property.

Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated revenues since inception and has generated losses totaling $975,921 in their initial few years, and needs to raise additional funds to carry out their business plan. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, and the ability of the Company to obtain necessary equity financing to continue operations. The Company has had very little operating history to date.

These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern.

The Company has recently in June through December 2011, raised $670,000 of capital through the subscription of 3,350,000 shares, raised $60,000 in June 2010 through the subscription of 20,000,000 shares of stock which were issued in November 2010, and received a promissory note of $500,000 CD$ ($518,500 US$) maturing May 31, 2014. These funds will go towards furthering the Company’s business plan and acquiring property.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.

All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Positions or Emerging Issue Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Exploration Stage Company

The Company is considered to be an exploration stage company as defined in ASC 915. The Company has devoted substantially all of its efforts to the corporate formation, the raising of capital, identifying property for acquisition and initiating mineral claims.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Currency Translation

The Company transacts in currencies other than the U.S. dollar. The Company translates income and expense amounts at average exchange rates for the year, translates assets and liabilities at year-end exchange rates and equity at historical rates for currencies in the Canadian dollar. The Company will record these translation adjustments as accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions will be included in other income (expense) in the results of operations.

Comprehensive Income (Loss)

The Company adopted ASC 220-10, “Reporting Comprehensive Income,” (formerly SFAS No. 130). ASC 220-10 requires the reporting of comprehensive income in addition to net income from operations.

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fixed Assets

Although the Company does not have any fixed assets at this point.  Any fixed assets acquired in the future will be stated at cost, less accumulated depreciation. Depreciation will be provided using the straight-line method over the estimated useful lives of the related assets. Costs of maintenance and repairs will be charged to expense as incurred.

Recoverability of Long-Lived Assets

Although the Company does not have any long-lived assets at this point, for any long-lived assets acquired in the future the Company will review their recoverability on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment will be based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale will be carried at the lower of the then current carrying value or fair value less estimated costs to sell.

Fair Value of Financial Instruments

The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts payable, and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting.  Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse.  Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

Revenue Recognition

The Company will recognize revenue when a sale is made, the fee is fixed or determinable, collectability is probable, and no significant company obligations remain.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 (Loss) Per Share of Common Stock

Basic net loss per common share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented. The following is a reconciliation of the computation for basic and diluted EPS:

	December 31,	December 31,
	2011	2010

Net loss	$(918,390)	$(17,531)

Weighted-average common shares
outstanding (Basic)	67,941,096	43,013,699

Weighted-average common stock
Equivalents
Stock options	-	-
Warrants	-	-

Weighted-average common shares
outstanding (Diluted)	67,941,096	43,013,699

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Uncertainty in Income Taxes

Under ASC 740-10-25 recognition and measurement of uncertain income tax positions is required using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis, and has determined that as of December 31, 2011, no additional accrual for income taxes is necessary.

Recent Issued Accounting Standards

In May 2011, FASB issued Accounting Standards Update (ASU) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. FASB ASU 2011-04 amends and clarifies the measurement and disclosure requirements of FASB ASC 820 resulting in common requirements for measuring fair value and for disclosing information about fair value measurements, clarification of how to apply existing fair value measurement and disclosure requirements, and changes to certain principles and requirements for measuring fair value and disclosing information about fair value measurements. The new requirements are effective for fiscal years beginning after December 15, 2011. The Company plans to adopt this amended guidance on October 1, 2012 and at this time does not anticipate that it will have a material impact on the Company’s results of operations, cash flows or financial position.

In June 2011, FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, which amends the disclosure and presentation requirements of Comprehensive Income. Specifically, FASB ASU No. 2011-05 requires that all nonowner changes in stockholders’ equity be presented either in 1) a single continuous statement of comprehensive income or 2) two separate but consecutive statements, in which the first statement presents total net income and its components, and the second statement presents total other comprehensive income and its components. These new presentation requirements, as currently set forth, are effective for the Company beginning October 1, 2012, with early adoption permitted. The Company plans to adopt this amended guidance on October 1, 2012 and at this time does not anticipate that it will have a material impact on the Company’s results of operations, cash flows or financial position.

In September 2011, FASB issued ASU 2011-08, Testing Goodwill for Impairment, which amended goodwill impairment guidance to provide an option for entities to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. After assessing the totality of events and circumstances, if an entity determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performance of the two-step impairment test is no longer required. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. Adoption of this guidance is not expected to have any impact on the Company’s results of operations, cash flows or financial position.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards (Continued)

There were other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3-	STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company was established on June 2, 2006 with 10,000,000 shares of preferred stock authorized with a par value of $0.001. The Company has never issued any preferred stock.

Common Stock

The Company was established on June 2, 2006 with 100,000,000 shares of common stock authorized with a par value of $0.001.

At incorporation, the Company issued 40,000,000 shares of common stock to the Company’s founders at par value of $40,000 for services rendered by the founder.

In November 2010, the Company issued 20,000,000 shares of common stock for $60,000 to investors ($0.003 per share – 33 investors).

In 2011, the Company issued:

•
5,000,000 shares of common stock on June 9, 2011 to acquire mining rights at a value of $15,000 which represented a per share value of $0.003 which was the price used in the November 2010 private placement. There was no change in the valuation of the Company from November 2010 to June 2011, therefore the same price was used;

•
5,000,000 shares of common stock on June 13, 2011 to board members for services at a value of $15,000 which represented a per share value of $0.003 which was the price used in the November 2010 private placement. There was no change in the valuation of the Company from November 2010 to June 2011, therefore the same price was used;

•
1,000,000 shares of common stock on June 13, 2011 for payment of interest on the promissory note of $3,000 which represented a per share value of $0.003 which was the price used in the November 2010 private placement. There was no change in the valuation of the Company from November 2010 to June 2011, therefore the same price was used;

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 3-	STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Common Stock (Continued)

•
3,350,000 shares of common stock from June 27, 2011 through October 20, 2011 for cash under a private placement. The Company issued the private placement at $0.20 per share to reflect the recent activity. There was no independent valuation report. The Company raised $670,000 for the shares of common stock.

•
1,500,000 shares of common stock on September 19, 2011 under employment agreements for a value of $300,000. The $0.20 value is the same value the Company used in raising funds under their private placement, and there were no changes to that value; and

•
250,000 shares of common stock on October 20, 2011 to a consultant who assisted on the engineering of the building for a value of $0.20 per share amounting to $50,000. The $0.20 value is the same value the Company used in raising funds under their private placement, and there were no changes to that value

The methodologies, approaches and assumptions that the Company used are consistent with the American Institute of Certified Public Accountants, “Practice Guide on Valuation of Privately-Held Company Equity Securities Issued as Compensation”, considering numerous objective and subjective factors to determine common stock fair market value at each issuance date, including but not limited to the following factors: (a) arm’s length private transactions; (b) shares issued for cash as a basis to determine the value for shares issued for services to non-related third parties; and (c) fair value of service provided to non-related third parties as a basis to determine value per share.

As of December 31, 2011, the Company has 76,100,000 shares of common stock issued and outstanding.

Options and Warrants

The Company has not issued any options or warrants to date.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 4-	FIXED ASSETS

Fixed assets consist of the following as of December 31, 2011. There were no fixed assets as of December 31, 2010:

	Estimated
	Useful Lives	December 31,	December 31,
	(Years)	2011	2010
Building	15	$174,117	$-
Construction in progress		24,583	-
Subtotal		198,700	-
Less: accumulated depreciation		(-)	(-)
Fixed assets, net		$198,700	$-

The building was not placed into service in 2011, therefore there was no depreciation recorded during 2011. The construction in progress represents a payment made to prepare a road that will lead into the building. This was completed in January 2012.

NOTE 5-	PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return.  Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

As of December 31, 2011, there is no provision for income taxes, current or deferred.

Net operating losses	$331,813
Valuation allowance	(331,813)

$-

At December 31, 2011, the Company had a net operating loss carry forward in the amount of $975,921, available to offset future taxable income through 2031.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the periods ended December 31, 2011 and 2010 is summarized below.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 5-	PROVISION FOR INCOME TAXES (CONTINUED)

Federal statutory rate	(34.0)%
State income taxes, net of federal benefits	0.0
Valuation allowance	34.0
0%

NOTE 6-	PROMISSORY NOTE

The Company’s Canadian subsidiary entered into a promissory note on May 13, 2011 in the amount of $500,000 CD$ with a company that matures on May 31, 2014. The note has a default interest rate of 5% per annum should repayment not occur by the maturity date and the Company be in default of the promissory note agreement. In connection with the note, the Company issued 1,000,000 shares of stock that were valued at $3,000 CD$ in June 2011 for prepaid interest.

The balance of $500,000 CD$ ($491,650 US$) remains outstanding as of September 30, 2011.

NOTE 7-	FAIR VALUE MEASUREMENTS

The Company adopted certain provisions of ASC Topic 820. ASC 820 defines fair value, provides a consistent framework for measuring fair value under generally accepted accounting principles and expands fair value financial statement disclosure requirements. ASC 820’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. ASC 820 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

The following table represents the fair value hierarchy for those financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2011:

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 7-	FAIR VALUE MEASUREMENTS (CONTINUED)

	Level 1	Level 2	Level 3	Total

Promissory note	-	-	491,650	491,650

NOTE 8-	MINING EXPENDITURES

From July 2011 to December 2011 DNA Precious Metals Inc. incurred substantial expenses related to the process of obtaining the Quebec Provincial authorization permit for the extraction of the precious metals in the tailings residue on the Montauban Mine Property.  Laboratoire LTM was mandated to prepare the process mill blueprints and mining circuit extraction plans. It received a total of $187,976 CAD in three different installments including a final payment on October7, 2011.

Groupe Alphard was mandated to prepare the geotech process and restoration of the mining residue park.  It received a total of $20,987 CAD in two different installments.

SCEB Inc. was hired as the environment and engineer specialist to overlook and coordinate the entire authorization permit process.  SCEB Inc. received a total of $32,784 CAD.

NOTE 9-	SUBSEQUENT EVENTS

From January 1, 2012 to present DNA Precious Metals Inc. incurred substantial expenses related to the process of obtaining the Quebec Provincial authorization permit for the extraction of the precious metals in the tailings residue on the Montauban Mine Property.  During this period Laboratoire LTM was mandated to increase the recuperation percentage of the precious metals through laboratory testing and prepare a process report based on his recommended mining circuit extraction plans.  Laboratoire LTM received a total of $32,503CAD for this period.  SCEB Inc. continued to work as environmental and engineer specialist overlooking and coordinating the entire authorization permit process.  During this period SCEB Inc. received a total of $19,125CAD.  Groupe Alphard continued to work on the geotech process and restoration of the mining residue park.  Groupe Alphard received a total of $15,669CAD during this period.  Solmatech was mandated to characterize the environment on the Montauban Mine Property and more specifically conduct soil tests on the future site of mining operations by DNA Precious Metals Inc.  Solomatech received a total of $53,798CAD for their work during this period.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 9-	SUBSEQUENT EVENTS (CONTINUED)

Also from January 1, 2012 to present, Transport Alain Carrier Inc. was mandated to continue infrastructural and construction work.  During this period, Transport Alain Carrier Inc. completed the restoration of access roads on the Monatuban Mine Property and furthermore, built an additional access road leading to the future mining operations site.  Transport Alain Carrier Inc. received a total of $34,177CAD during this period.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F2-2
Consolidated Balance Sheets as of March 31, 2012 (unaudited) and December 31, 2011	F2-3
Consolidated Statements of Operations and Comprehensive Loss For the Three Months Ended March 31, 2012 and 2011 and Period June 2, 2006 (Inception) through March 31, 2012 (unaudited)	F2-4
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) For the Period June 2, 2006 (Inception) through March 31, 2012 (unaudited)	F2-5
Consolidated Statements of Cash Flows For the Three Months Ended March 31, 2011 and 2011 and Period June 2, 2006 (Inception) through March 31, 2012 (unaudited)	F2-6
Notes to Consolidated Financial Statements (Unaudited)	F2-7

F2-1

Report of Independent Registered Public Accounting Firm

To the Directors of
DNA Precious Metals, Inc.
(formerly Entertainment Educational Arts, Inc.)
(an Exploration Stage Company)

We have reviewed the accompanying consolidated balance sheet of DNA Precious Metals, Inc. (formerly Entertainment Educational Arts, Inc.) (the "Company") (an exploration stage company) as of March 31, 2012, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity (deficit) and cash flows for the three  months ended March 31, 2012 and 2011,  and the period June 2, 2006 (inception) through March 31, 2012. These interim consolidated financial statements are the responsibility of the Company's management.

We conducted the reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.   As discussed in Note 1 to the consolidated financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/KBL, LLP

New York, NY
June 6, 2012

F2-2

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2012 (UNAUDITED) AND DECEMBER 31, 2011

	IN US$
ASSETS
	MARCH 31,	DECEMBER 31,
	2012	2011
CURRENT ASSETS	(UNAUDITED)
Cash	$239,361	$556,674
Prepaid expenses	12,144	11,911
Total current assets	251,505	568,585

Fixed assets, net	226,192	198,700

Other Asset
Mining rights	15,000	15,000

TOTAL ASSETS	$492,697	$782,285

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$76,117	$110,069
Total current liabilities	76,117	110,069

LONG TERM LIABILITIES
Promissory note	501,250	491,650

TOTAL LIABILITIES	577,367	601,719

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 10,000,000 shares authorized
0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized
76,100,000 and 76,100,000 shares issued and outstanding, respectively	76,100	76,100
Additional paid in capital	1,076,900	1,076,900
Deficits accumulated during the development stage	(1,252,834)	(975,921)
Accumulated other comprehensive income (loss)	15,164	3,487
Total stockholders' equity (deficit)	(84,670)	180,566

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$492,697	$782,285

The accompanying notes are an integral part of these consolidated financial statements.

F2-3

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
AND FOR THE PERIOD JUNE 2, 206 (INCEPTION) THROUGH MARCH 31, 2012
IN US$

			JUNE 2, 2006
			(INCEPTION)
			THROUGH
	2012	2011	MARCH 31, 2012

REVENUE	$-	$-	$-

COST OF REVENUES	-	-	-

GROSS PROFIT	-	-	-

OPERATING EXPENSES
Engineering costs	135,924	-	503,017
Wages and related expenses	47,938	-	445,326
Professional fees	50,352	2,717	217,456
Rent	3,965	4,016	22,468
General and administrative	38,734	4,340	61,468
Total operating expenses	276,913	11,073	1,249,735

OTHER INCOME (EXPENSE)
Interest expense	-	-	3,099
Total other income (expense)	-	-	3,099

NET (LOSS)	$(276,913)	$(11,073)	$(1,252,834)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	76,100,000	60,000,000	46,862,871

NET (LOSS) PER SHARE	$(0.00)	$-	$(0.03)

COMPREHENSIVE LOSS
Net loss	$(276,913)	$(11,073)	$(1,252,834)
Currency translation adjustment	11,677	827	15,164
Total comprehensive loss	(265,236)	(10,246)	(1,237,670)

The accompanying notes are an integral part of these consolidated financial statements.

F2-4

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)
FOR THE PERIOD JUNE 2, 2006 (INCEPTION) THROUGH MARCH 31, 2012
IN US $

						Accumulated	Accumulated
					Additional	During the	Other
	Preferred Stock		Common Stock		Paid-In	Development	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Stage	Income (Loss)	Total

Balance - June 2, 2006	-	$-	-	$-	$-	$-	$-	$-

Common shares issued to founder	-	-	40,000,000	40,000	-	-	-	40,000

Net loss for the period	-	-	-	-	-	(40,000)	-	(40,000)

Balance - December 31, 2006	-	-	40,000,000	40,000	-	(40,000)	-	-

Net loss for the period	-	-	-	-	-	-	-	-

Balance - December 31, 2007	-	-	40,000,000	40,000	-	(40,000)	-	-

Net loss for the period	-	-	-	-	-	-	-	-

Balance - December 31, 2008	-	-	40,000,000	40,000	-	(40,000)	-	-

Net loss for the period	-	-	-	-	-	-	-	-

Balance - December 31, 2009	-	-	40,000,000	40,000	-	(40,000)	-	-

Common shares issued for cash	-	-	20,000,000	20,000	40,000	-	-	60,000

Net loss for the period	-	-	-	-	-	(17,531)	172	(17,359)

Balance - December 31, 2010	-	-	60,000,000	60,000	40,000	(57,531)	172	42,641

Shares issued for acquisition of mining rights	-	-	5,000,000	5,000	10,000	-	-	15,000
Shares issued to board members	-	-	5,000,000	5,000	10,000	-	-	15,000
Shares issued for interest on promissory note	-	-	1,000,000	1,000	2,000	-	-	3,000
Shares issued in private placement	-	-	3,350,000	3,350	666,650	-	-	670,000
Shares issued under employment agreement	-	-	1,500,000	1,500	298,500	-	-	300,000
Shares issued to engineer per agreement	-	-	250,000	250	49,750	-	-	50,000

Net loss for the period	-	-	-	-	-	(918,390)	3,315	(915,075)

Balance - December 31, 2011	-	-	76,100,000	76,100	1,076,900	(975,921)	3,487	180,566

Net loss for the period	-	-	-	-	-	(276,913)	11,677	(265,236)

Balance - March 31, 2012	-	$-	76,100,000	$76,100	$1,076,900	$(1,252,834)	$15,164	$(84,670)

 The accompanying notes are an integral part of these consolidated financial statements.

F2-5

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
AND FOR THE PERIOD JUNE 2, 2006 (INCEPTION) THROUGH MARCH 31, 2012
IN US $
			JUNE 2, 2006
			(INCEPTION)
			THROUGH
	2011	2010	DECEMBER 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(276,913)	$(11,073)	$(1,252,834)

Adjustments to reconcile net (loss)
to net cash (used in) operating activities:
Common shares issued for services	-	-	408,000

Change in assets and liabilities
Increase in prepaid expenses	-	(8)	(19,308)
Increase in accounts payable and accrued expenses	(34,008)	-	83,379
Total adjustments	(34,008)	(8)	472,071
Net cash (used in) operating activities	(310,921)	(11,081)	(780,763)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of fixed assets	(27,012)	(5,145)	(225,711)
Net cash (used in) investing activities	(27,012)	(5,145)	(225,711)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received from promissory note	-	-	491,650
Cash received for common stock and liability for stock to be issued	-	-	730,000
Net cash provided by financing activities	-	-	1,221,650

Effect of foreign currency	20,620	743	24,185

NET INCREASE IN CASH AND CASH EQUIVALENTS	(317,313)	(15,483)	239,361

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	556,674	39,070	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$239,361	$23,587	$239,361

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

SUPPLEMENTAL NONCASH ACTIVITY
Common stock issued for mining rights	$-	$-	$15,000

 The accompanying notes are an integral part of these consolidated financial statements.

F2-6

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2012 AND 2011

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

On June 2, 2006, Celtic Capital, Inc. was incorporated in the State of Nevada. On October 20, 2008, Celtic Capital, Inc. changed its name to Entertainment Educational Arts Inc. On May 12, 2010, the Company changed its name to DNA Precious Metals, Inc. (the “Company”). On October 29, 2010, the Company formed DNA Precious Metals, Inc. (CD), a Canadian company and as a result, is a wholly-owned subsidiary. The Company anticipates running all of their exploration operations through this entity.

The Company is an exploration stage company that is in the business of identifying mineral claim rights in Canada and throughout the United States. The Company has conducted minimal business to date.

The Company’s primary goal is to identify and acquire premium gold (Au) and silver (Ag) properties to create an international mining company. These mineralized properties that the Company will focus on acquiring, will have easy accessibility, transportation infrastructures in place on the property and most importantly have the potential to be brought into production quickly.

Presently, the Company is evaluating a premium multi-mineralized property in the province of Quebec located in Canada and is in discussions for the possible acquisition of this highly multi-mineralized mining property.

The unaudited consolidated financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with the December 31, 2011 audited financial statements and the accompanying notes thereto. While management believes the procedures followed in preparing these consolidated financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by the Company later in the year.

Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated revenues since inception and has generated losses totaling $1,252,834 in their initial few years, and needs to raise additional funds to carry out their business plan. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, and the ability of the Company to obtain necessary equity financing to continue operations. The Company has had very little operating history to date.

F2-7

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2012 AND 2011

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern.

The Company has recently in June through December 2011, raised $670,000 of capital through the subscription of 3,350,000 shares, raised $60,000 in June 2010 through the subscription of 20,000,000 shares of stock which were issued in November 2010, and received a promissory note of $500,000 CD$ ($518,500 US$) maturing May 31, 2014. These funds will go towards furthering the Company’s business plan and acquiring property.

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.

All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Positions or Emerging Issue Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Exploration Stage Company

The Company is considered to be an exploration stage company as defined in ASC 915. The Company has devoted substantially all of its efforts to the corporate formation, the raising of capital, identifying property for acquisition and initiating mineral claims.

F2-8

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2012 AND 2011

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Currency Translation

The Company transacts in currencies other than the U.S. dollar. The Company translates income and expense amounts at average exchange rates for the year, translates assets and liabilities at year-end exchange rates and equity at historical rates for currencies in the Canadian dollar. The Company will record these translation adjustments as accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions will be included in other income (expense) in the results of operations.

Comprehensive Income (Loss)

The Company adopted ASC 220-10, “Reporting Comprehensive Income,” (formerly SFAS No. 130). ASC 220-10 requires the reporting of comprehensive income in addition to net income from operations.

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation.

F2-9

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2012 AND 2011

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fixed Assets

Although the Company does not have any fixed assets at this point.  Any fixed assets acquired in the future will be stated at cost, less accumulated depreciation. Depreciation will be provided using the straight-line method over the estimated useful lives of the related assets. Costs of maintenance and repairs will be charged to expense as incurred.

Recoverability of Long-Lived Assets

Although the Company does not have any long-lived assets at this point, for any long-lived assets acquired in the future the Company will review their recoverability on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment will be based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale will be carried at the lower of the then current carrying value or fair value less estimated costs to sell.

Fair Value of Financial Instruments

The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts payable, and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting.  Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse.  Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

Revenue Recognition

The Company will recognize revenue when a sale is made, the fee is fixed or determinable, collectability is probable, and no significant company obligations remain.

F2-10

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2012 AND 2011

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 (Loss) Per Share of Common Stock

Basic net loss per common share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented. The following is a reconciliation of the computation for basic and diluted EPS:

	March 31,	March 31,
	2012	2011

Net loss	$(276,913)	$(11,073)

Weighted-average common shares
outstanding (Basic)	76,100,000	60,000,000

Weighted-average common stock
Equivalents
Stock options	-	-
Warrants	-	-

Weighted-average common shares
outstanding (Diluted)	76,100,000	60,000,000

F2-11

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2012 AND 2011

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Uncertainty in Income Taxes

Under ASC 740-10-25 recognition and measurement of uncertain income tax positions is required using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis, and has determined that as of March 31, 2012, no additional accrual for income taxes is necessary.

Recent Issued Accounting Standards

In May 2011, FASB issued Accounting Standards Update (ASU) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. FASB ASU 2011-04 amends and clarifies the measurement and disclosure requirements of FASB ASC 820 resulting in common requirements for measuring fair value and for disclosing information about fair value measurements, clarification of how to apply existing fair value measurement and disclosure requirements, and changes to certain principles and requirements for measuring fair value and disclosing information about fair value measurements. The new requirements are effective for fiscal years beginning after December 15, 2011. The Company plans to adopt this amended guidance on October 1, 2012 and at this time does not anticipate that it will have a material impact on the Company’s results of operations, cash flows or financial position.

In June 2011, FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, which amends the disclosure and presentation requirements of Comprehensive Income. Specifically, FASB ASU No. 2011-05 requires that all nonowner changes in stockholders’ equity be presented either in 1) a single continuous statement of comprehensive income or 2) two separate but consecutive statements, in which the first statement presents total net income and its components, and the second statement presents total other comprehensive income and its components. These new presentation requirements, as currently set forth, are effective for the Company beginning October 1, 2012, with early adoption permitted. The Company plans to adopt this amended guidance on October 1, 2012 and at this time does not anticipate that it will have a material impact on the Company’s results of operations, cash flows or financial position.

In September 2011, FASB issued ASU 2011-08, Testing Goodwill for Impairment, which amended goodwill impairment guidance to provide an option for entities to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. After assessing the totality of events and circumstances, if an entity determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performance of the two-step impairment test is no longer required. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. Adoption of this guidance is not expected to have any impact on the Company’s results of operations, cash flows or financial position.

F2-12

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2012 AND 2011

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards (Continued)

There were other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company is choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, the Company’s financial statements may not be comparable to those of companies that comply with public company effective dates.

NOTE 3-	STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company was established on June 2, 2006 with 10,000,000 shares of preferred stock authorized with a par value of $0.001. The Company has never issued any preferred stock.

Common Stock

The Company was established on June 2, 2006 with 100,000,000 shares of common stock authorized with a par value of $0.001.

At incorporation, the Company issued 40,000,000 shares of common stock to the Company’s founders at par value of $40,000 for services rendered by the founder.

In November 2010, the Company issued 20,000,000 shares of common stock for $60,000 to investors ($0.003 per share – 33 investors).

In 2011, the Company issued:

•
5,000,000 shares of common stock on June 9, 2011 to acquire mining rights at a value of $15,000 which represented a per share value of $0.003 which was the price used in the November 2010 private placement. There was no change in the valuation of the Company from November 2010 to June 2011, therefore the same price was used;

•
5,000,000 shares of common stock on June 13, 2011 to board members for services at a value of $15,000 which represented a per share value of $0.003 which was the price used in the November 2010 private placement. There was no change in the valuation of the Company from November 2010 to June 2011, therefore the same price was used;

F2-13

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2012 AND 2011

NOTE 3-	STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Common Stock (Continued)

•
1,000,000 shares of common stock on June 13, 2011 for payment of interest on the promissory note of $3,000 which represented a per share value of $0.003 which was the price used in the November 2010 private placement. There was no change in the valuation of the Company from November 2010 to June 2011, therefore the same price was used;

•
3,350,000 shares of common stock from June 27, 2011 through October 20, 2011 for cash under a private placement. The Company issued the private placement at $0.20 per share to reflect the recent activity. There was no independent valuation report. The Company raised $670,000 for the shares of common stock.

•
1,500,000 shares of common stock on September 19, 2011 under employment agreements for a value of $300,000. The $0.20 value is the same value the Company used in raising funds under their private placement, and there were no changes to that value; and

•
250,000 shares of common stock on October 20, 2011 to a consultant who assisted on the engineering of the building for a value of $0.20 per share amounting to $50,000. The $0.20 value is the same value the Company used in raising funds under their private placement, and there were no changes to that value

The methodologies, approaches and assumptions that the Company used are consistent with the American Institute of Certified Public Accountants, “Practice Guide on Valuation of Privately-Held Company Equity Securities Issued as Compensation”, considering numerous objective and subjective factors to determine common stock fair market value at each issuance date, including but not limited to the following factors: (a) arm’s length private transactions; (b) shares issued for cash as a basis to determine the value for shares issued for services to non-related third parties; and (c) fair value of service provided to non-related third parties as a basis to determine value per share.

As of March 31, 2012, the Company has 76,100,000 shares of common stock issued and outstanding.

Options and Warrants

The Company has not issued any options or warrants to date.

F2-14

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2012 AND 2011

NOTE 4-	FIXED ASSETS

Fixed assets consist of the following as of March 31, 2012 (unaudited) and December 31, 2011:

	Estimated
	Useful Lives	March 31,	December 31,
	(Years)	2012	2011
Building	15	$174,117	$174,117
Land		52,075	24,583
Subtotal		226,192	198,700
Less: accumulated depreciation		(-)	(-)
Fixed assets, net		$226,192	$198,700

The building has not been placed into service as of March 31, 2012, therefore there was no depreciation recorded. The land represents a payment made to prepare a road that will lead into the building. This was completed in January 2012.

NOTE 5-	PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return.  Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

As of March 31, 2012, there is no provision for income taxes, current or deferred.

Net operating losses	$188,445
Valuation allowance	(188,445)

$-

At March 31, 2012, the Company had a net operating loss carry forward in the amount of $554,251, available to offset future taxable income through 2032.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the periods ended March 31, 2012 and 2011 is summarized below.

F2-15

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2012 AND 2011

NOTE 5-	PROVISION FOR INCOME TAXES (CONTINUED)

Federal statutory rate	(34.0)%
State income taxes, net of federal benefits	0.0
Valuation allowance	34.0
0%

NOTE 6-                PROMISSORY NOTE

The Company’s Canadian subsidiary entered into a promissory note on May 13, 2011 in the amount of $500,000 CD$ with a company that matures on May 31, 2014. The note has a default interest rate of 5% per annum should repayment not occur by the maturity date and the Company be in default of the promissory note agreement. In connection with the note, the Company issued 1,000,000 shares of stock that were valued at $3,000 CD$ in June 2011 for prepaid interest.

The balance of $500,000 CD$ ($501,250 US$) remains outstanding as of March 31, 2012.

NOTE 7-	FAIR VALUE MEASUREMENTS

The Company adopted certain provisions of ASC Topic 820. ASC 820 defines fair value, provides a consistent framework for measuring fair value under generally accepted accounting principles and expands fair value financial statement disclosure requirements. ASC 820’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. ASC 820 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

The following table represents the fair value hierarchy for those financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2012:

F2-16

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2012 AND 2011

NOTE 7-	FAIR VALUE MEASUREMENTS (CONTINUED)

	Level 1	Level 2	Level 3	Total

Promissory note	-	-	501,250	501,250

NOTE 8-	MINING EXPENDITURES

From July 2011 to December 2011 DNA Precious Metals Inc. incurred substantial expenses related to the process of obtaining the Quebec Provincial authorization permit for the extraction of the precious metals in the tailings residue on the Montauban Mine Property.  Laboratoire LTM was mandated to prepare the process mill blueprints and mining circuit extraction plans. It received a total of $187,976 CAD in three different installments including a final payment on October 7, 2011.

Groupe Alphard was mandated to prepare the geotech process and restoration of the mining residue park.  It received a total of $20,987 CAD in two different installments.

SCEB Inc. was hired as the environment and engineer specialist to overlook and coordinate the entire authorization permit process.  SCEB Inc. received a total of $32,784 CAD.

From January 1, 2012 to March 31, 2012 the Company incurred substantial expenses related to the process of obtaining the Quebec Provincial authorization permit for the extraction of the precious metals in the tailings residue on the Montauban Mine Property.  During this period Laboratoire LTM was mandated to increase the recuperation percentage of the precious metals through laboratory testing and prepare a process report based on his recommended mining circuit extraction plans.  Laboratoire LTM received a total of $32,503CAD for this period.  SCEB Inc. continued to work as environmental and engineer specialist overlooking and coordinating the entire authorization permit process.  During this period SCEB Inc. received a total of $37,072CAD.  Groupe Alphard continued to work on the geotech process and restoration of the mining residue park.  Groupe Alphard received a total of $24,923CAD during this period.  Solmatech was mandated to characterize the environment on the Montauban Mine Property and more specifically conduct soil tests on the future site of mining operations by the Company.  Solomatech received a total of $53,798CAD for their work during this period.

F2-17

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth costs and expenses payable by DNA Precious Metals, Inc. in connection with the sale of common shares being registered.  All amounts except the SEC filing are estimates.

SEC registration fee	$348
Accounting and Audit fees and expenses	$30,000
Legal fees and expenses	$60,000
Miscellaneous	$3,000

Total	$93,348

The foregoing are estimates only.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws and Articles of Incorporation provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or, while an officer or director of the Company, is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful.

Our Bylaws allow us to purchase and maintain insurance for any person who is or was a director or officer of the Company, or is or was serving at request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not he or she is indemnified against such liability or expense pursuant to the indemnification provisions of our Bylaws and whether or not the Company would have the power or would be required to indemnify him or her against such liabilities pursuant to such indemnification provisions or Nevada or other applicable law.

Our Bylaws also provide that to the same extent as it may do for any officer or director, the Company may indemnify and advance expenses to any person who is not and was not a director or officer of the Company, but who is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise.

Nevada Law

We are incorporated pursuant to the laws of the State of Nevada.  Section 78.7502 of the Nevada Revised Statues provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and that, with respect to any criminal action or proceeding, he or she had reasonably cause to believe that his or her conduct was unlawful.

Section 78.7502 of the Nevada Revised Statutes, also, provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Revised Statues provides that discretionary indemnification pursuant to that Section 78.7502, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751 of the Nevada Revised Statutes, by the corporation may be only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made by:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors – who were not parties to the action, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal, counsel in a written opinion.

The Articles of Incorporation, the Bylaws or an agreement made by a corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred an in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada Revised Statutes Section 78.751:

•
Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote or stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the Nevada Revised Statutes or for the advancement of expenses made pursuant to Subsection 2 of the Section 78.751 of the Nevada Revised Statutes, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising pursuant to the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Company pursuant to Nevada law, or otherwise, we have been advised the opinion of Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of the Company in successful defense of any action, suit, or proceeding) is asserted by director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In May 2010, we issued to 28 purchasers residing in Canada 18,000,000 shares of our common stock at a purchase price of $.003 per share for a total of $54,000.  Those shares were issued in transactions which qualify for that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 specified by the provisions of Regulation S.  Accordingly, none of those purchasers are U.S. persons as that term is defined in Regulation S.  No underwriters were used, and no commissions or other remuneration was paid except to us.  The securities were sold in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933.  No directed selling efforts were made in the United States by us, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing.  We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulations S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

In June 2010, we offered and sold to 5 purchasers residing in the United States 2,000,000 shares of our common stock at a purchase price of $.003 per share for a total of $6,000.   The transactions pursuant to which those shares were issued to those purchasers did not involve a public offering of our securities and, therefore, were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 pursuant to the provisions of Section 4(2) of that Act.  In connection with the offer and sale of those 2,000,000 shares, no general solicitation or advertising was used.  Those 5 purchasers had pre-existing relationships with us on the dates we sold those 2,000,000 shares to them.  No commission was paid in connection with the offer and sale of those 2,000,000 shares.

In 2011, the Company issued 5,000,000 shares of common stock to acquire mining rights at a value of $15,000; 5,000,000 shares of common stock to board members for services at a value of $15,000; 1,000,000 shares of common stock for payment of interest on the promissory note of $3,000; 3,350,000 shares of common stock pursuant to a private placement of our securities totaling $670,000, 1,500,000 issued pursuant to employment agreements valued at $1,500,000 and 25,000 shares valued at $50,000 for engineering services. We relied on the exemptive provisions of Section 4(2) in issuing these securities.

ITEM 16.  EXHIBITS

The following exhibits are filed with this Registration Statement on Form S-1.

Exhibit No.		Description
3.1	*	Articles of Incorporation
3.2	*	Amendment to Articles of Incorporation changing the Company’s name to Entertainment Education Arts Inc.
3.3	*	Amendment to Articles of Incorporation changing the Company’s name to DNA Precious Metals, Inc.
3.4	*	Amendment to Articles of Incorporation increasing the number of authorized shares
3.5	*	Bylaws
4.1	*	Specimen Stock Certificate
5.1	*	Opinion of Jeffrey G. Klein, P.A.
10.1	*	Employment Agreement with Chandik
10.2	*	Employment Agreement with Girard
10.3	*	Employment Agreement with Bercovitch
10.4	*	Acquisition Agreement between the Company and 9215-8062 Quebec Inc.
10.5		Promissory Note
21.0		Subsidiaries of Registrant
23.1		Consent of KBL, LLP
23.2	*	Consent of Jeffrey G. Klein, P.A.

* Previously filed as an exhibit to the Company’s Form S-1 Registration Statement filed December 20, 2010

ITEM 17.  UNDERTAKINGS

We hereby undertake to:

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registrant statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that times shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement of prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchase, if the securities are offered or sold to such purchase by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or no behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this amendment to this registration statement to be signed on our behalf by the undersigned, in the City of Saint Leonard, Province of Quebec, on June 11, 2012.

DNA Precious Metals, Inc.
By:	/s/ James Chandik
Name:	James Chandik

Title:	President/CEO/Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Person	Capacity	Date

/s/James Chandik	Chief Executive Officer	June 11, 2012
Director

/s/ Jeffrey Bercovitch	Chief Financial Officer	June 11, 2012
Name: Jeffrey Bercovitch	(Principal Accounting Officer
and Principal Financial Officer Director

/s/ Claude Girard	Vice President/ Director	June 11, 2012
Name: Claude Girard